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                                                                   EXHIBIT 10.11


                                TABLE OF CONTENTS


Processing and Services Agreement

1.   Definitions

2.   Remote Processing

3.   Ongoing Basic Support

4.   Incremental Support

5    System Modifications

6.   Problem Resolution

7    Customer Responsibilities

8    Warranties

9.   Limitation of Liability

10.  Fees and Charges

11.  Term of Agreement

13.  Dispute Resolution and Termination

14.  Confidentiality

15.  Backup and Disaster Recovery and Audit

16.  Relationship Management

17.  General

Schedule A - Processing and Service Fees

Schedule B - Ongoing Basic Support

Schedule C - Remote Processing



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Schedule D -  Work orders
Schedule E -  Addendum to Processing and Services Agreement
              (to implement client server product at Customer site)

              1.  Definitions
              2.  MPOWER Software; License; Core Services
              3.  Supplemental Service
              5.  Acceptance
              5.  Fees and Charges
              6.  Problem Resolution
              7.  Customer Responsibilities
              8.  Warranties
              9.  Limitation of Liability
              10. Other Provisions
              11. Additional Provisions Relating to Termination
              12. Provisions Relating to Confidentiality
              13. Amendments to Section 13., General
              Exhibit 1 - Definition of Core Services
              Exhibit 2 - License, Processing and Service Fees
              Exhibit 3 - MPOWER Identified Parties for Non-Disclosure
              Exhibit 4 - Documentation Outline
              Exhibit 5 - Non-Disclosure Agreement
              Exhibit 6 - Third Party Vendor Software and Hardware to Hardware to Implement MPOWER software on Client Server



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                      PROCESSING AND SERVICES AGREEMENT

               This Agreement, effective as of the 1st day of January, 1997 is entered into by and between Brokerage Services, Incorporated, a New Mexico corporation with offices at 11200 Lomas Boulevard, N. E., Albuquerque, New Mexico, 87112 ("Customer"), and MPOWER Solutions Inc., a Delaware corporation with offices at 2305 Renard Place, S.E, Albuquerque, New Mexico 87106 ("MPOWER").

               WHEREAS, MPOWER is in the business of providing automated managed health care information services to businesses providing managed health care insurance services, and desires to provide such services to Customer, subject to the terms hereof; and

               WHEREAS, Customer is in the business of providing managed health care and other health benefits administration services to its customers' and desires to use the services of MPOWER, subject to the terms hereof;

               WHEREAS, a Managed Care Management Information Services Agreement, terminating July 31, 1996 and extended by Letters dated June 27, 1996, August 29, 1996, and December 12, 1996, until December 31, 1996, currently exist between MPOWER and Customer, and both parties desire to replace that Agreement in totality.

               NOW, THEREFORE, in consideration of the mutual promises made, the terms and conditions hereunder described and other valuable consideration, the parries agree as follows:


                             SECTION 1. DEFINITIONS

1.1 As used in this Agreement, the following terms shall have the meanings indicated, unless the context clearly requires otherwise;

               (a)"Effective Date" shall mean the date first set forth above.

               (b) "Expenses" shall mean any out of pocket expenses, including, without limitation, travel and travel-related expenses, incurred by MPOWER in connection with the performance of the MPOWER Services pursuant to this Agreement.
               (c) "Fees" shall mean the fees for MPOWER Services set forth in the Schedule A attached hereto including the Remote Processing Fees, Ongoing Basic Support Fees, and the Personnel Resources Fees.



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               (d) "Incremental Support" shall be any support required by
Customer and agreed to be provided by MPOWER in addition to that provided as part of Ongoing Basic Support, and which shall be provided for the Personnel Resources Fees specified in Schedule A and including but not limited to the services described in Schedule B annexed hereto, and herein, subject to the terms hereof.

               (e) "Member" shall mean an individual who has been or will be eligible for certain benefits provided by or through Customer, which individual becomes eligible either (a) directly as the subscriber to a Customer sponsored and administered insurance or benefit program, or as an eligible employee to an employer sponsored benefit plan administered by Customer, or Co) indirectly as a dependent of that subscriber or employee. For example, in a family of four (4) individuals, where the employee is the primary insured individual, the employee, the spouse and the two (2) dependent children are each a Member for a total of four (4) Members:

               (f) "Member Month" shall mean, respectively, during any applicable month, the number of active eligible Customer Members as enrolled and entered by Customer onto the MPOWER System, adjusted for actual retroactive Customer Member enrollment or disenrollment occurring in the prior twelve (12) months. Such retroactive adjustments shall include the twelve (12) months prior to the Effective Date of this is Agreement. Retroactive disenrollment shall not apply to a month in which the Member was, at any prior time, eligible for processing on MPOWER's system under a Customer's subscriber contras, and are limited to late enrollments and disenrollments by employer groups.

               (g) "Ongoing Basic Support" shall be the support provided by MPOWER and limited by the conditions of Schedule A and which includes services as described in Schedule B annexed hereto, and herein.

               (h) "MPOWER Services" shall mean the Remote Processing Services, Ongoing Basic Support, Incremental Support and other services provided by M_POWER to Customer as described herein.

               (i) "MPOWER Site" shall mean the site of the MPOWER System, currently located at 2305 Renard Place, S. E., Albuquerque, New Mexico.

               (j) "MPOWER Software" shall mean a single database version of the MPOWER(TM) software which is used to perform the MPOWER Services for Customer, and any updates, revisions, enhancements, or additions thereto made by MPOWER.

               (k) "MPOWER System" shall mean the computer hardware, MPOWER Software and other hardware and software at the MPOWER Site linking the M. POWER Site to the communication network and to Customer's facility(ies).



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               (l) "Remote Processing Fees" shall mean the Fees for Remote
Processing Services set forth on Schedule A.

               (m) "Remote Processing Services" shall mean those MPOWER Services which allow Customer's use of the MPOWER Software by remote access to the MPOWER System at the MPOWER Site as described Herein.

               (n) "User Documentation" shall mean the User Documentation as published and updated periodically by MPOWER.

               (o)"General System Enhancements" shall mean enhancements, revisions or updates to the MPOWER Software that are made available generally to licensees of the MPOWER Software, as and when such enhancement, revisions or updates are made available generally.


                          SECTION 2. REMOTE PROCESSING

               2.1 Remote Processing Services. MPOWER shall provide Customer with Remote Processing Services, as described in Schedule C annexed Hereto, until termination or expiration of this Agreement. In addition, for the Remote Processing Fees, MPOWER shall provide Customer with the number of hours of Ongoing Basic Support set forth in Schedule A. Customer shall be required to continue to receive Remote Processing Services for the term of this Agreement unless Customer exercises his rights as delineated in Section 12 Conversion to Customer Processing.

               2.2 Remote Processing Fees. The Remote Processing Fees are set forth in .Schedule A. In addition, Customer shall be responsible for all network costs related to data communications with the MPOWER Site, including costs of equipment at the Customer site necessary. for Customer to communicate with the M-POWER Site, and the installation, operation and maintenance thereof.

               2.3 Data Integrity. Customer acknowledges that, the quality and integrity of all Customer data is solely Customer's responsibility.

               2.4 Remote Processing Errors. MPOWER shall use due care in processing all information transmittal to it by Customer. In the event of any errors attributable to a malfunction of the MPOWER System, errors of MPOWER operators, programmers or other personnel, or otherwise attributable to MPOWER, MPOWER shall correct the errors, at no additional cost to Customer.


                        SECTION 3. ONGOING BASIC SUPPORT



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               3.1 Ongoing Basic Support. MPOWER. shall provide Ongoing Basic
Support subject to the terms hereof. Ongoing Basic Support may include high level consultation regarding Customer system usage and coordination of the following: a) Customer requirements, b) training, c) system maintenance and enhancement support, and other consultation, as more fully described on Schedule B.

               3.2 Customer Support Personnel. Each parry shall designate a primary liaison as set forth in Section 15.2. The Customer designated personnel shall support Customer's users, including providing first line ongoing problem resolution.

               3.3 User Documentation. MPOWER shall provide a complete set of User Documentation, including updates, at least once annually.


                         SECTION 4. INCREMENTAL SUPPORT

               4.1 Incremental Support. If Customer desires to arrange for Incremental Support, Customer shall submit a work order to M-POWER as defined in Schedule D.

               4.2 Fees for Incremental Support. MPOWER shall provide Incremental Support on a rime and materials basis at the Personnel Resources Fees specified in Schedule A.

For services requested by Customer which are beyond the scope of the services contemplated hereunder, for special circumstances, or if the geographic location in which any MPOWER Services are to be provided for Customer demands higher labor or resource costs, MPOWER reserves the right to propose a new fee structure or different rates.


                         SECTION 5. SYSTEM MODIFICATIONS

During the term of this Agreement Customer may identify enhancements or modifications which it desires to have MPOWER make to the MPOWER Software such as integration to other software systems, modifications for legal requirements and other functional enhancements. Customer shall be responsible for providing to MOWER. a description of the changes which Customer requests to be made in the MPOWER Software. MPOWER shall have the right to design any Customer requested modifications in a way which, in MPOWER's reasonable opinion, will not adversely affect the MPOWER Services or the structure or performance of the MPOWER Software or will have general applicability. In the event MPOWER agrees to provide such enhancements or modifications to the MPOWER Software, such enhancements and modifications shall be owned by MPOWER as part of the MPOWER Software. Resources utilized by MPOWER in providing services pursuant to any such requests will be charged to Customer as



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Incremental Support, unless expressly agreed to otherwise in writing by the parties. Customer will also be responsible for any associated Expenses.

        In order for these enhancements or modifications to be completed in a timely and successful manner, Customer will provide MPOWER with applicable information and access to key personnel during the period these services are being performed. MPOWER will be entitled to submit various materials, including time schedules, business requirement, specifications, and test results, for Customer's review, comment or approval. Customer will respond to each such request as soon as reasonably practicable, and, in any event, in a time frame consistent with the time schedules, and shall nor unreasonably withhold any sign-off or approval requested by MPOWER.


                          SECTION 6. PROBLEM RESOLUTION

               6.1 In the event MPOWER receives notice from Customer of a Critical Failure (as defined herein), MPOWER agrees to respond to such notice by assigning a qualified individual to attempt to remedy the Critical Failure, and agrees to use best efforts to remedy the Critical Failure commensurate with the severity of the problem and the timeliness and quality of information regarding the problem received from Customer. A Critical Failure shall be defined as a failure of the MPOWER System to perform in accordance with the User Documentation which has a material impact on Customer's mission-critical system related functions. By way of example, a Critical Failure may include inability to generate checks, unavailability of the M.POWER System, inability to perform on-line adjudication of all types of claims, or incorrect adjudication of all types of claims. MPOWER will use reasonable efforts to correct Non-critical Failures (defined as any other failure of the M_POWER System) in a timely manner.

                      SECTION 7. CUSTOMER RESPONSIBILITIES

               7.1 Customer Responsibilities. Customer acknowledges that the MPOWER Software reflects certain interdependent relationships, such as exist among the data variables, logic rules and system functions of the MPOWER Software. Customer further acknowledges that it is required and has a responsibility to understand such data variables, logic rules and system functions, and their interdependent relationships, and to define for its own-purposes such data variables, logic rules and system functions to. the MPOWER Software in such a way that the MPOWER Software will provide the functionality desired by Customer. Customer acknowledges that it has or will hire and will maintain on its staff personnel who are able to understand and define such data variables, logic rules, system functions and interdependent relationships. Customer further acknowledges that, even though. MPOWER may assist Customer personnel in performing these tasks, the responsibility for the effective definition and maintenance of these data variables, logic rules



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and system functions resides with Customer and not with MPOWER, unless Customer specifically requests MPOWER to perform these tasks at the Incremental Support rates.

               7.2 Customer Data. Customer shall be responsible for inputting and ensuring the accuracy, validity and completeness of all data variables, logic rules, system functions and Customer data, including but not limited to group, subscriber, Member, provider, utilization, encounter, claims, capitation, fund accounting, billing, collection, broker, benefits, product contract, provider contract, provider fees, standard business measures, and other similar or related data. Customer shall also be responsible for inputting and ensuring, the accuracy, validity and completeness of all user-defined report definitions, all report and batch production job specifications and priority scheduling criteria. Customer shall also be responsible for initiating, monitoring, operating, printing and ensuring the accuracy, validity, and completeness of all print outputs and file downloads, such as but limited to all reports, premium bills, checks, and the like, determining how many and on what print stock such outputs are to be printed or into which files or programs on Customer-controlled computers such files are to be downloaded and manipulated, at Customer's own initiative, responsibility and risk. Customer hereby acknowledges responsibility for generally controlling all aspects related to the production, distribution and control of such outputs. Customer further acknowledges that, notwithstanding the responsibility of MPOWER to have used due care and diligence in the design, programming, documentation and operation of the System, the accuracy of Customer's data base within the MPOWER Software and the accuracy of the several outputs of the MPOWER Software, including bur not limited to, outputs that control the billing, receipt or expenditure of moneys, will be dependent on the accuracy and use of the data variables, logic rules, system functions and Customer data input into the MPOWER Software by Customer and verified by Customer.

               7.3 Other Customer Obligations. In addition to its other obligations hereunder, Customer will on a timely basis:

                      a) Establish appropriate priorities for Customer, on a regular basis and no less frequently than every three months, that relate to MPOWER Services and communicate the same to MPOWER. Customer recognizes that changes in such priorities may result in additional fees hereunder for additional staff, as Incremental Support, or reordering of other priorities to provide MPOWER Services within the current Fee structure.

                      (b) Cooperate with MPOWER by, among other things, making available, as reasonably requested by MPOWER, management decisions,' information, approvals, and acceptances in order that MPOWER may properly accomplish its obligations and responsibilities hereunder;

                      (c) Carefully inspect and review all MPOWER generated reports and other output and notify M-POWER of any incorrect reports or output. MPOWER



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                      (d) Personalize, maintain, reproduce and distribute
(solely for Customer's internal use) procedure manuals and documentation used by Customer personnel in connection with the MPOWER Services hereunder.

                      (e) Train applicable Customer personnel to properly prepare input for and to effectively utilize output from the systems operated by MPOWER hereunder.

                      (f) Pay all costs of acquisition, installation, use and maintenance of equipment at Customer's site, as required for the performance of the MPOWER Services.

                      (g) Such other responsibilities as set forth herein.

               Customer agrees that to the extent its failure to meet its obligations set forth in this Section 7.3 affects the ability of MPOWER to perform MPOWER's obligations under this Agreement, MPOWER shall be relieved of such obligations, and Customer shall indemnify MPOWER against any claims or liabilities arising, out of such failure by Customer.

               7.4 Reprocessing or Reconstructing of Data. During any period of MPOWER Processing to the extent that any Customer data must be corrected, recreated, restored or reprocessed due to the fault or negligence of Customer, its employees or agents, or by a breach by Customer of any of its obligations hereunder, MPOWER will do so, and in such event Customer shall pay MPOWER at the Personnel Resources Rates and reimburse MPOWER for any costs incurred by MPOWER in correcting, recreating, restoring or reprocessing such data or in providing assistance therewith.


                              SECTION 8. WARRANTIES

               MPOWER warrants that it either owns the rights to the MPOWER Software or has the right to perform the MPOWER Services herein, and that it either owns or has licensed in the manner contemplated by this Agreement any other software used in the provision of the MPOWER Services to Customer. MPOWER agrees to defend Customer against all claims arising from the infringement by the MPOWER Software of the rights of third parties, provided that Customer notifies MPOWER in writing within seventy-two (72) hours of the receipt by Customer of any such claim or notice of any such claim and permits MPOWER upon request, and at MPOWER's cost and expense, to assume and control the defense or settlement thereof Customer agrees to cooperate with MPOWER in every reasonable manner in the defense of such claim. In defending or settling any such claim MPOWER may elect, at its sole discretion, to (i) obtain the right of continued use of such MPOWER Software or pare thereof, which is alleged to be infringing or (ii) replace or modify such MPOWER Software, or part thereof, so as to avoid such claim of infringement, or (iii) terminate this Agreement, in which event MPOWER shall have no further obligation or liability to Customer with respect to the MPOWER Services.



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MPOWER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, EXCEPT THOSE
WARRANTIES EXPRESSLY SET FORTH IN THIS AGREEMENT. MPOWER SPECIFICALLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PUP, POSE OF THE MPOWER SERVICES OR THE MPOWER SYSTEM, OR THE COMPLIANCE OF THE FOREGOING WITH ANY LAW, REGULATIONS OR ORDER.


                       SECTION 9. LIMITATION OF LIABILITY

               NEITHER PARTY SHALL HAVE LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY SUCH DAMAGES. MPOWER SHALL NOT BE LIABLE FOB ANY CLAIM ARISING FROM THE USE OF SOFTWARE OR DATA WHICH HAS BEEN MODIFIED BY ANYONE OTHER THAN MPOWER, ITS AGENTS, ASSIGNS OR SUBCONTRACTORS, NOR FOR ANY CLAIM ARISING FROM THE USE OF ANY SOFTWARE OR EQUIPMENT DEVELOPED OR MODIFIED BY CUSTOMER OR WHICH HAS BEEN PROVIDED TO OR ACQUIRED BY CUSTOMER UNDER ANY LICENSE OR OTHERWISE FROM ANY THIRD PARTY.

               MPOWER'S LIABILITY FOR THE CORRECTION OF ERRORS IN THE PROCESSING OF CUSTOMER'S DATA AND FILES IS LIMITED, AS PROVIDED IN SECTION 2.4, TO CORRECTING THE ERRORS AND REPROCESSING THE INFORMATION IF SUCH ERRORS ARE BROUGH TO MPOWER'S ATTENTION IN A TIMELY MANNER. IN NO EVENT SHALL MPOWER'S TOTAL LIABILITY TO CUSTOMER RELATED TO THIS AGREEMENT, WHETHER IN CONTRACT OR IN TORT OR OTHERWISE, EXCEED THE SUM OF THE AMOUNTS PAID BY CUSTOMER TO MPOWER FOR THE SPECIFIC PRODUCT OR SERVICE AND IMPLEMENTATION WHICH IS THE SUBJECT OF THE ACTION OR CLAIM DURING THE SIX (6) MONTHS IMMEDIATELY PRIOR TO THE BREACH FOR WHICH THE DAMAGES ARE CLAIMED. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTIONS OR CLAIM IN THE AGGREGATE INCLUDING WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS. FURTHER NO CAUSE OF ACTION WHICH ACCRUED MORE THAN TWO (2) YEARS PRIOR TO THE FILING OF A SUIT ALLEGING SUCH CAUSE OF ACTION MAY BE ASSERTED AGAINST MPOWER.


               MPOWER hereby is not assuming or otherwise responsible for, expressly or implicitly, any obligation or liability of any kind whatsoever of Customer. Customer shall



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and hereby does agree to indemnify and hold MPOWER harmless from any and all claims, lawsuits, liabilities, expenses, costs, damages and fees arising from or in connection with Customer's breach of its obligations hereunder or relative to Customer's provision of services or products to any third party.

                          SECTION 10. FEES AND CHARGES

               10.1 Fees and Charges. The Fees for the MPOWER Services are described in Schedule A attached hereto.

               10.2 Timeliness of Payment. All Fees payable by Customer hereunder shall be paid by Customer on a monthly basis. The Remote Processing Fees shall be due and payable in advance at the beginning of each month. Any other sum due M_POWER hereunder for which a time for payment is not otherwise specified will be due and payable within twenty (20) days after the date of an invoice therefor from MPOWER. If Customer fails to pay any amount due within thirty (30) days from the due date, late charges of 1 1/2% per month shall also become payable by Customer to MPOWER. In addition, failure of Customer to fully pay any amount due within sixty (60) days after the due date shall be deemed a material breach of this Agreement and shall be sufficient cause for immediate termination hereof. If Customer fails to pay, when due, any amount payable hereunder or fails to fully perform its obligations hereunder, Customer agrees to pay, in addition to any amount past due, plus interest accrued thereon, all reasonable expenses incurred by MPOWER in enforcing this Agreement including but not limited to all expenses of any legal proceeding related thereto and all reasonable attorneys' fees incurred in connection therewith. No failure by MPOWER to request any such payment or to demand any such performance shall be deemed a waiver by MPOWER of Customer's obligations hereunder or a waiver of MPOWER's right to terminate this Agreement.

               10.3 Fee Changes. If, during the term of this Agreement, the Consumer Price Index for All Urban Consumers, U.S. City Average, Other Goods and Services published by the Bureau of Labor Statistics of the Department of Labor (the "CPI"), shall at any anniversary of the Effective Date (the "Current Index") be higher than the CPI twelve (12) months prior thereto (the "Base Index"), then, effective as of such anniversary, the then current Ongoing Basic Support Fees, and Personnel Resources Fees, may be increased by one and a half (1.5x) the percentage that the Current Index increased from the Base Index, but not to exceed 10%. In addition, effective as of such anniversary, MPOWER may increase the Processing Fees by the percentage (1x) that the Current Index increased from the Base Index. MPOWER shall notify Customer of each increase by a written statement. MPOWER's notice may be given after the applicable anniversary date of the increase, and Customer shall pay MPOWER the accrued adjustment of the months elapsed between the effective date of the increase and MPOWER's notice.

               10.4 Taxes. There will be added to may charges under this Agreement, and



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Customer will pay to MPOWER, amounts equal to any taxes, however designated or levied, based upon such charges, or upon this Agreement or the services or materials provided hereunder, or Customer's use thereof, including state and local sales, use, privilege or excise taxes based on gross revenue, and any taxes or amounts in lieu thereof paid or payable by MPOWER in respect of the foregoing, but excluding any franchise taxes, taxes based on the adjusted gross income of MPOWER, and employee withholding, FICA, and other taxes relating to MPOWER personnel performing services hereunder.

                          SECTION 11. TERM OF AGREEMENT

               ll.1 Term of Agreement. The term of this Agreement shall commence on the Effective Date and shall continue for thirty six (36) months unless otherwise terminated pursuant to this Agreement. The agreement will be extended for an additional 36 months upon the mutual written agreement of the parties. The parties mutually agree to inform the other party, at least 120 days prior to the Termination of this Agreement, as to whether or not they wish to negotiate a new agreement which would be effective upon the Termination of this Agreement.

                  SECTION 12. CONVERSION TO CUSTOMER PROCESSING

               12.1 Customer's Right to Convert at Will. At any time during the initial or extended term of this Agreement, Customer may provide MPOWER with one hundred- twenty (120) days notice of its intent to execute its right to license the MPOWER software to run on Customer's own IBM hardware. At that time, Customer and MPOWER will execute Schedule E MPOWER's License Agreement.

                 SECTION 13. DISPUTE RESOLUTION AND TERMINATION.

               13.1 Dispute Resolution. In the event of a dispute between the parties arising out of or relating to this Agreement, then, upon the written request of either party, each of the parries will appoint a designated representative to endeavor to resolve such dispute. The designated representatives will negotiate in good faith to resolve the dispute. Initially, disputes will be bandied by the M. POWER Director of Relationship Management and the Customer's PRESIDENT, DEVELOPMENT or his/her equivalent, and if they are unable to reach a resolution, the dispute will be presented to the COO of MPOWER and the Customer for resolution. If the mercer has not been resolved pursuant to the aforesaid mediation procedure within sixty (60) days of the commencement of such procedure (which period may be extended by mutual agreement), the controversy shall be settled by arbitration in accordance with the American Arbitration Association. (the "Association) under the Commercial Arbitration Rules of the Association there in effect, by a panel of three (3) arbitrators knowledgeable in the computer area. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award by the arbitrator may be entered by any court having



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jurisdiction thereof. The place of arbitration shall be Albuquerque, New Mexico.
Each party shall pay its own costs and expenses.

               13.2 Termination for Cause. In the event that either parry hereto materially or repeatedly defaults in the performance of any of its duties or obligations hereunder (except for a default in payments to MPOWER) and does not substantially cure such default within one hundred twenty (120) days after being given written notice specifying the default, or, with respect to those defaults which cannot reasonably be cured within one hundred twenty (120) days, if the defaulting parry fails to proceed promptly after being given such notice to commence curing the default and thereafter to proceed to cure the same, then the parry not in default may, by giving written notice thereof to the defaulting parry, terminate this Agreement as of a date specified in such notice of termination.

               13.3 Termination for Nonpayment. In the event that Customer defaults in the payment when due of any amount due to MPOWER hereunder, and does not cure such default within sixty (60) days after the date of receipt the invoice, then MPOWER may, by giving written notice thereof to Customer, terminate this Agreement as of a date specified in such notice of termination.

               13.4 Termination for Relocation. Should MPOWER relocate "it's" service Bureau facility and resources outside the state of New Mexico, then customer may terminate this Agreement without penalty upon 90 days notice. Such notification, however, must be given within 120 days of such relocation

               13.5 Termination for Insolvency. In the event that either parry hereto becomes or is declared insolvent or bankrupt, is the subject of any proceedings relating to its liquidation, insolvency or for the appointment of a receiver or similar officer for it, makes an assignment for the benefit of all or substantially all of its creditors, or enters into an agreement for the. composition, extension, or readjustment of all or substantially all of its obligations, then the other party hereto may, by giving written notice thereof to such party, terminate this Agreement as of a date specified in such notice of termination

               13.6 Termination Assistance. Upon the termination of this Agreement for any reason, MPOWER will provide to Customer such termination assistance, at MPOWER's Personnel Resources Rate plus Expenses, as may be reasonably requested by Customer and scheduled by M_POWER. if this Agreement is terminated, then Customer will pay MPOWER, on the first day of each month and as a condition to MPOWER's obligation to provide such termination assistance to Customer during that month, an amount equal to MPOWER's reasonable estimate of the total amount payable to MPOWER for such termination assistance for that month.

               13.7 Outstanding Amounts. Termination of this Agreement shall entitle MPOWER to payment and Customer shall be obligated to pay for the provisions of any and all



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MPOWER Services rendered by MPOWER under this Agreement prior to the date of such termination.

               13.8 Customer Data. In the event that either party terminates this Agreement, Customer retains ownership of all membership data and all other Customer data in the MPOWER System. MPOWER shall return same to Customer at the time of termination in MPOWER's standard tape record format. Any support by MPOWER to provide data in other than MPOWER's standard format shall be billed as Termination Assistance per section 13.5 above.

                           SECTION 14. CONFIDENTIALITY


               14.1 Confidential Information. "Confidential Information" shall mean information such as customer lists, business plans, operation plans, client information, application software programs and documentation licensed by third parties to Customer or MPOWER, the MPOWER Software, and all other materials relating to MPOWER's business or the business of Customer, which are designated in writing as confidential at the time of disclosure by Customer or MPOWER, or is identified orally at the time of the disclosure as confidential and confirmed in writing within one week of such disclosure, and which are disclosed by Customer or MPOWER to the other party, its employees, agents, contractors, assignees or successors in the conduct of business under this Agreement.

               14.2 Standard of Care. Each party hereby agrees that and its respective officers, employees, agents, contractors, assignees and successors shall (i) keep all Confidential Information received from the other party strictly confidential, (ii) instruct their officers, employees, agent's, contractors, and permitted assignees and successors to use the same degree of care and discretion with respect to the Confidential Information of the other parry, or of any third party utilized hereunder, that MPOWER and Customer each require with respect to their own most confidential information, (iii) use and disclosure of such information solely for the purposes and in the manner set forth in this Agreement, (iv) not disclose any such information to any other person, corporation, governmental agency or other entity without the express written permission of the other and (v) institute the necessary security policies and procedures to meet its obligations hereunder. Notwithstanding the foregoing, the confidentiality obligations set forth in this Section 12 will not apply to any information which the recipient parry can establish to have (x) become publicly available without breach of this Agreement, (y) been independently developed by the recipient parry outside the scope of this Agreement and without reference to the Confidential Information received under this Agreement, or (z) been rightfully obtained by the recipient parry from third parries which are not obligated to protect its confidentiality.


          SECTION 15. BACKUP AND DISASTER RECOVERY SERVICES AND AUDIT

               15.1 Backup. MPOWER will establish and maintain reasonable safeguards against the destruction, loss or alteration of Customer data in the possession of MPOWER. In the event that additional safeguards for Customer data are reasonably requested by Customer, MPOWER will provide such additional safeguards and Customer shall reimburse MPOWER for any additional costs incurred by MPOWER.

               15.2 Disaster Recovery. M.POWER shall maintain an agreement or arrangement with a third party to provide MPOWER a disaster recovery site with facilities sufficient to enable MPOWER to provide a continuation of MPOWER Services in the event the MPOWER System is unavailable for an extended period of time.

               15.3 Notification. MPOWER will provide customer with a current copy of MPOWER's Backup and Disaster Recovery procedures and the results from Annual Testing and EDI Audit.

                       SECTION 16. RELATIONSHIP MANAGEMENT

        16.1 Meetings. MPOWER and Customer agree to regularly discuss business and relationship strategies affecting both parties. MPOWER and Customer further agree to have regularly scheduled communications to summarize current activities, performance results, error corrections and work efforts, as well as the future planned activities.

               16.2 Liaison. During the term of this Agreement, each party will provide a liaison who (i) will have overall management responsibility for the performance by the party hereunder, (ii) will have primary operational responsibility, and (iii) will serve as the party's primary liaison with the other party with respect to performance under this Agreement. Customer may have primary liaison replaced for cause.

                               SECTION 17. GENERAL

               17.1 Independent Contractor. MPOWER, in performing its obligations under this Agreement, is acting only as an independent contractor of Customer and the rights and responsibilities of the parties shall be determined accordingly.

               17.2 Force Majeure. Each party hereto shall be excused from performance hereunder for any period and to the extent that it is prevented from performing any services pursuant hereto, in whole or in part, as a result of delays caused by the other parry or an act of God, war, civil disturbance, court order, labor dispute of the other parry or any third party, or other cause beyond its reasonable control and which it could not have prevented by reasonable precautions, and such nonperformance shall not be a default hereunder or a ground for termination hereof. In the event that either party is excused from performance hereunder pursuant co this Section, then that party shall cake all reasonable actions to resume, or provide alternative performance of its obligations hereunder as soon as feasible.

        17.3 Governing Law: Jurisdiction and Venue. This Agreement shall be construed and enforced according to the laws of the State of New Mexico without reference to principles of conflicts of laws. The sole and exclusive forum for any disputes arising out of or relating to this Agreement shall be in a court of competent jurisdiction in the City of Albuquerque, New Mexico, and the parties hereby irrevocably consent to such jurisdiction.

        17.4 Notices. All notices and other communications under this Agreement shall be in writing mad may be girth by any of the following methods: (a) personal delivery against signed receipt; (b) facsimile transmission; (c) registered or certified mail, postage prepaid, return receipt requested; or (d) over-night delivery service. Notices shall be sent to the appropriate parry at its address or facsimile number given below (or at such other address or facsimile number for such party as shall be specified by notice given hereunder):

               17.4.1.   If to MPOWER, to:

                         MPOWER Solutions Inc.
                         2305 Renard Place, S. E.
                         Albuquerque, NM 87106

               17.4.2.   If to Customer, to:

                         Brokerage Services, Inc.
                         11200 Lomas Boulevard, N. E.,
                         Albuquerque, New Mexico, 87112

All such notices and communications shall be deemed delivered upon (a) actual receipt thereof by the addressee, (b) actual delivery thereof to the appropriate address, or (c) in the case of a facsimile transmission, upon transmission thereof: by the sender and issuance by the transmitting machine of a confirmation slip confirming that the number of pages constituting the notice have been transmitted without error. In the case of notices sent by facsimile transmission, the sender shall contemporaneously dispatch a copy of the notice to the addressee at the address(es) provided for above by an overnight courier service. However, such mailing shall in no way alter the time at which the facsimile notice is deemed received.

               17.5 Insurance. During the term of this Agreement, each parry will insurance coverage, such coverage to bear the risks associated with the performance of this Agreement as is reasonable, prudent and advisable under the circumstances and will provide evidence of or otherwise demonstrate such capability to the other party upon the other party's reasonable request from time to time.

               17.6 Assignment. This Agreement and Customer's rights or obligations hereunder may not be assigned or transferred by Customer to another entity whether by assignment, merger, transfer of assets, sale of stock of Customer, operation of law or otherwise without the prior written consent of M. POWER. MPOWER may assign this Agreement upon notice to, but without the consent of, Customer. This Agreement shall inure to the benefit of and be binding upon the parties, their permitted successors and their permitted assigns.

               17.7 Hiring of Employees. Except as otherwise provided in this Agreement, MPOWER and Customer each agree that, during the term of this Agreement arid for three years thereafter, it shall not, except with the prior written consent of the other, offer employment to or employ any person employed then or within the preceding twelve months by the other. This shall not apply to employees of either party who have termination agreements which specifically allow their hiring or retention as consultants by the other party.

               17.8 Entire Agreement. This Agreement, including any Schedules referred to herein and attached hereto, constitute the entire agreement between the parties hereto with respect to the subject matter hereof and there are no representations, understandings or agreements relative hereto which are not fully expressed herein. No amendment, change, waiver, or discharge hereof shall be valid unless in writing and signed by an authorized representative of the party against which such amendment, change, waiver, or discharge is sought to be enforced.

               17.9 General. All provisions of this Agreement relating to confidentiality, nondisclosure, publicity, proprietary rights-and indemnity shall survive the cancellation, termination or expiration of this Agreement. The waiver or failure of either parry to exercise any right in any instance shall not be deemed a waive? of any other or further right hereunder. If for any reason a court of competent jurisdiction finds any provision of this Agreement, or portion thereof to be unenforceable, that provision shall be enforced to the maximum extent permissible so as to effect the intent of the parties, and the remainder of this Agreement shall continue in full force and effect. The section headings used herein are for reference and convenience only and shall not enter into the interpretation thereof.


IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.



MPOWER Solutions Inc.                  CUSTOMER
By: /s/ WILLIAM F. REILLY                 By: /s/ JAMES L. HEALY
    --------------------------             -------------------------------------
Name:  William F. Reilly               Name: James L. Healy
      ------------------------               -----------------------------------
Title: EVP                             Title: Exec VP
       -----------------------                ----------------------------------
Date 1-10-97                           Date: 1-10-97
     -------------------------               -----------------------------------

                                   SCHEDULE A

                           PROCESSING AND SERVICE FEES


REMOTE PROCESSING FEES

The Processing Fee shall be $[*] per member per month. Fees for Life Insurance and/or Dental only members, is $[*].

As part of the service provided by MPOWER, included in this processing fee, Ongoing Basic Support as defined in Schedule B.

PERSONNEL RESOURCES FEES - STANDARD RATE

        The Personnel Resources Fee for the year 1996 is $[*]/hour for most of MPOWER Staff with a Fee of $[*]/hour for billable support provided by MPOWER senior management and lead technical staff. Personnel Resources provided include customer support personnel, analysis and programming personnel used for initial implementation and ongoing maintenance and enhancement activities directly related to the MPOWER System.

EXPENSES

        Customer shall reimburse MPOWER for reasonable MPOWER travel and out of pocket expenses for which advance approval has been received from the Customer either as part of and or incidental to an approved Work Order (Schedule X), or for a specific trip requested by Customer.

SPECIAL PROJECT FEES

Customer arid MPOWER agree to consider "Special Projects" which may be mutually beneficial. Customer and MPOWER may establish a separate "preferred" hourly rate for MPOWER services related to such projects. Operating guidelines for establishing and monitoring such projects shall he specified in separate letter agreements between the parties.

Other Services

At the request of Customer, MPOWER may provide other services, such as the printing of year end Provider 1099 Tax Forms. MPOWER shall invoice Customer for any direct cost, such as the expense of pre-printed forms, associated with these services.

* Confidential Treatment Requested

                                   SCHEDULE B

                              ONGOING BASIC SUPPORT

Ongoing Basic Support includes the following services directly related to the MPOWER(TM) System:

        Customer Support (telephone and on-site).

        o Access to the MPOWER Help Desk for routine simple queries and logging of issues

        o    Resolution of issues relating to production status

        o    Account Management and coordination

        Work Order Support

        o Assistance with. preliminary analysis to support creation of a Work Order

Ongoing Basic Support does not include the following services:

        o Assistance with actual coding of setups or UVAMs or development of setups or UVAMs for new Benefit Plans

        o Actual-analysis, design or programming and test of any Customer-requested enhancements to the System

        o    Formal training


                               INCREMENTAL SUPPORT

Subject to the specifics of any given Work Order, Incremental Support includes the following services directly related to the MPOWER(TM) System:

        Customer Support (on-site and telephone)

        -    System set-ups

        -    Ad-Hoc reporting

        -    Possible problem analysis

        -    Documentation

        -    Training

        -    Appropriate overlap and backup of Analysis

        Analysis

        -    Possible problem analysis

        -    Business requirements definition

        -    System testing

        -    Business consulting regarding use of system

        -    Documentation

        -    Appropriate overlap and backup of Customer Support and Programming


        Programming

        -    Programming of client prioritized business requirements

        -    Possible problem analysis

        -    Documentation

        -    Appropriate overlap and backup of Analysis and Customer Support

                                   SCHEDULE C

                                REMOTE PROCESSING

I.       ONLINE AVAILABILITY

        The MPOWER System shall achieve [*] percent ([*]%) availability between the hours of 7:30 a.m. and 6:00 p.m. Mountain Time weekdays, Saturdays between the hours of 6:00 a.m. and 12:00 noon. Mountain Time, excluding MPOWER holidays, and during any additionally requested and agreed upon on-line processing hours.

        Measurement

        Availability shall be calculated on a monthly basis utilizing MPOWER's standard availability performance cools. The MPOWER System availability shall be measured at MPOWER's system in Albuquerque, NM and MPOWER shall not be penalized for non-availability of the MPOWER System for reasons not in MPOWER's direct control.

        In addition, the following conditions shall be calculated as if the MPOWER System were 100% available:

        1. Customer has requested on-line downtime during normal operating hours.

        2. The parties have mutually agreed to a reorganization/purge of client data during normal Saturday operating hours.

II      ONLINE PERFORMANCE

        The MPOWER System shall achieve three (3) second response time [*] percent ([*]) of the time during the Working Hours.

        Measurement

        Response time shall be calculated on a monthly basis utilizing MPOWER's standard on-line performance measurement performance tools. The MPOWER System on-line performance shall be measured at MPOWER's system in Albuquerque, NM and MPOWER shall not be penalized for response time delays of the M_POWER System for reasons not in MPOWER's direct control.

        The parties understand that running Void Check, Batch Claim (for EDI claims), batch jobs or Reprocessing Claim transactions, RAC Output (reporting) and UVAM generation during normal on-line hours will adversely affect response time.


* Confidential Treatment Requested

        Accordingly, if Customer chooses to run the aforementioned transactions during normal on-line hours, for purposes of the response time calculation said time shall be deemed to have met the 3 second standard.

        On-line Availability of Information: MPOWER will maintain on-line availability of claim information for a period of up to twenty-four (24) months from the date of payment in the MPOWER System, unless otherwise agreed by the parties. Other data will be archived on a regular basis based upon criteria to be mutually agreed to within the first 60 days of the contract.

        MPOWER Current Standard On-Line Availability Fees for Remote Processing. Customer may request that the MPOWER System be available for additional hours for Remote Processing. Subject to the mutual agreement of the parties as to the timing of such additional hours of system availability, Customer will pay MPOWER at MPOWER's then standard fees for such service. MPOWER's current standard fee for additional requested on-line processing time is $[*] per hour, with a minimum of two (2) hours, plus any personnel resource fees for incremental support.

        MPOWER's remote processing service will accommodate processing of customer membership up to [*] members, should client grow membership to that level.

        MPOWER will make ANSI Standard EDI capabilities available to customer within 1 year of the contract date. Such services may be chargeable to customer at rates not to exceed those charged to other customers of MPOWER.

* Confidential Treatment Requested

                                   SCHEDULE D

                                   WORK ORDERS

A work order is the document the Customer uses to authorize MPOWER to perform Incremental Support ("Work Order"). Some examples of Incremental Services are modifications, enhancements, conversion support, additional training, etc. to the extent that such activities require MPOWER. resource commitments beyond those provided as part of Ongoing Basic Support. The steps in completing a Work Order are is follows:

Step 1.  The Customer determines that Incremental Support is required from
         MPOWER.

Step 2. The Customer, assisted by M. POWER, if requested and as part of provision of Ongoing Basic Support, provides, in writing, the high level functional requirements for the desired Incremental Support.

Step 3. Provided Customer has provided sufficient information in Step 2.,
        MPOWER creates a project plan. (IF information is incomplete, Step 2. Needs to be repeated or expanded upon.) The contents of a typical project plan are given below:

                        Contents of Typical Project Plan

        I. Statement of work, including description of task, goal, scope of effort, assumptions/constraints, approach, success factors, and

        II.     Term

        III.    Estimated Hours (if applicable)

        IV.     Staffing and Roles

        V.      Schedule and Milestones

        VI.     Deliverables

        VII. Estimated Non-Personnel Charges (such. as, it: applicable, but not limited to, supplemental computer processing usage, telecommunications charges, physical materials, special equipment, etc.)

Step 4. Customer reviews project plan. If necessary based on Customer's comments, MPOWER revises project plan.

Step 5. MPOWER prepares a Work Order (see sample on the next page) with the project plan as an attachment.

Step 6. Customer approves Work Order.

Step 7. Work begins upon receipt by MPOWER. of an approved Work Order.


NOTE: Any change in scope (e.g., a modification or an expansion to the functional requirements in Step 2) to an existing Work Order requires either a new Work Order or a signed amendment to the existing Work Order and a repeat of the above steps. Customer may execute Work Orders for initial phases of a project in order to arrange for MPOWER to provide analysis support of the creation of functional specifications.

               Sample Work Order

        [Date]

        [Customer Name]
        [Customer Address}

        Re: Work Order Number [ Insert sequential number of Work Order]

        Dear [Customer Authorized Signator]:

        This letter is a "Work Order" in accordance with the Processing and Services Agreement between [Customer Name] and MPOWER, dated [date of Agreement] ("Agreement"), and confirms the agreements reached between you and MPOWER for the services specified herein.

        [Customer] Coordinator: [name]

        MPOWER Coordinator: [name]

        Task Description: See attached Project Plan.

        Term: See Attached Project Plan.

        Rate.: Per Schedule A of the Agreement dated [date] or by special agreement of the parties pursuant to Schedule A with respect to Special Project Fees, the rate shall be [add appropriate rate].

        Estimated Charge: [state if applicable]

        Assignment Location: MPOWER Headquarters, Albuquerque, NM.

        Deliverables: See attached Project Plan.

        Production Impact: [state].

        Travel Expenses: Shall be reimbursed in accordance with Schedule A of the Agreement dated [date].

        Other:

        [Customer name] hereby represents that it has the right and authority to execute this Work Order and agrees to be bound by the terms and conditions of both the

        Agreement and this Work Order. The terms and conditions of this Work Order shall take precedence over any conflicting terms and conditions contained in the Master Agreement. Please indicate [Customer's name]'s acceptance of this is Work Order by returning one signed copy to MPOWER.

        Sincerely,

        MPOWER Solutions Inc.

        By:____________________________

        Name:__________________________

        Title:_________________________

        Accepted on this___________day of____________, 19__.

        [CUSTOMER NAME]


        By:____________________________

        Name:__________________________

        Title:_________________________

                                   Schedule E

                  ADDENDUM TO PROCESSING AND SERVICES AGREEMENT

        This Agreement is entered into as of this ___________ day of ___________, _____ , by and between Brokerage Services, Incorporated, a New Mexico corporation with its principal place of business located at 11200 Lomas Blvd., NE, Albuquerque, New Mexico 87112(hereinafter referred to as "Customer"),and MPOWER Solutions Inc., a Delaware corporation with its principal place of business located at 2305 Renard Place, S. E., Albuquerque, New Mexico 87106 (hereinafter referred to as "MPOWER").

        WHEREAS, MPOWER is in the business of providing automated managed health care information services and licensing software to businesses providing managed health care and insurance services, and desires to provide such services, and license such software, to Customer, subject to the terms hereof; and

        WHEREAS, Customer is in the business of providing managed health care and insurance services to its customers and desires to use the services of, and/or software licensed by MPOWER, subject to the terms hereof; and

        WHEREAS, Customer has previously engaged MPOWER to provide Remote Processing Services as set forth in the Agreement dated January 1, 1997, 1996, and whereas Customer wishes to invoke Section 12 of said Agreement.

        NOW, THEREFORE, in consideration of the mutual promises made, the terms and conditions hereunder described and other valuable consideration?? the parties agree as follows:

1. DEFINITIONS

        1.1 As used in this Agreement, the following terms shall have the meanings indicated unless the context clearly requires otherwise;

                (a) "Core Services" shall mean those services provided by MPOWER (as described and set forth in Exhibit 1) in consideration of Customer's payment of the License Fees.

                (b) A "Critical Failure" shall mean a verifiable Nonconformity in the Shelf Version of the MPOWER Software (or verifiable failure of the MPOWER System hardware if the problem arises with respect to Remote Processing) which has a material impact on Customer's mission critical system related functions. By way of example, a Critical Failure may include the inability of Customer to generate checks, complete failure of availability of the on-line system, inability to perform on-line adjudication of any types of claims, or incorrect adjudication of any types of claims.

                (c) "Customer Processing" shall mean the use of the MPOWER Software on Customer equipment at a Customer site, as set forth herein.

                (d) "Derivative Work" shall mean any computer program, application, interface or related documentation of any kind that is based, to any extent, on MPOWER Software, or any component part thereof.

                (e) "Documentation" shall mean collectively, the System Documentation, the Functional Documentation and the User Documentation.

                (f) "Effective Date" shall mean the date first set forth above.

                (g) "Expenses" shall mean any reasonable out of pocket expenses, including, travel and travel-related expenses, incurred by MPOWER in connection with the performance of this Agreement.

                (h) "Fees" shall mean the fees for MPOWER Services as described and set forth in Exhibit 2 of this Addendum attached hereto.

                (i) "General System Enhancements" shall mean enhancements, revisions or updates to the MPOWER Software that are made available generally to licensees of the MPOWER Software as part of the Maintenance Fee (MF), as and when such enhancements, revisions or updates are made available generally, and shall not include any separate products where MPOWER charges a separate license fee to its licensees.

                (j) "Implementation" shall mean the conversion and installation of Customer's managed health care and/or insurance processing from remote processing to Customer Processing using the MPOWER(TM) system as set forth in this agreement.

                (k) "Implementation Date" shall mean the actual date that the first Member transaction is processed, by Customer at Customer's site.

                (1) "License" shall mean the license granted by MPOWER to Customer for the MPOWER Software, to the extent set forth herein.

                (m) "License Fees" shall include the Initial License Fee(s) ("ILF"), the Maintenance Fee ("MF"), and any Transfer Fee(s), as described in
Exhibit 2 herein.

                (n) "Maintenance Services" shall include the Maintenance Support Services".

                (o) "Maintenance Support Services" shall mean the post-production services provided by MPOWER as part of the Core Services that do not provide for upgrades or general enhancements to the MPOWER Software, which are provided through the Maintenance FEE.

                (p) "Member" shall mean an individual who is as of a certain effective date eligible for certain benefits provided by or through Customer or a Related Party, which individual becomes eligible either (a) directly as the subscriber to a Customer or Related Party sponsored and administered insurance or benefit program, (b) as an eligible employee to an employer sponsored benefit plan administered by Customer or a Related Party, or (c) as a beneficiary of a government sponsored benefit plan, or (d) indirectly as a dependent of that subscriber, employee or beneficiary. For example, in a family of four (4) individuals, where the employee is the primary participant individual, the employee, the spouse and the two (2) dependent children are each a Member for a total of four (4) Members.

                (q) "Member Month" shall mean, respectively, as of the first of each applicable month, the number of active eligible Members as enrolled and entered by Customer, as of a given effective date, onto the MPOWER System (for Remote Processing) or processed using the MPOWER Software (for Customer Processing), adjusted for actual retroactive Customer Member enrollment or disenrollment occurring in the prior twelve (12) months.

                (r) "Nonconformity" shall mean a failure of a specific Release of the MPOWER Software to materially conform to the User Documentation and Functional Documentation of such Release.

                (s) "MPOWER Services" shall mean services furnished by MPOWER according to the terms of this Agreement and attached Schedules and other services described in any Work Order.

                (t) "MPOWER Site" shall mean the site of the MPOWER System, currently located at 2305 Renard Place, S. E., Albuquerque, New Mexico, 87106.

                (u) "MPOWER Software" shall mean the copies of the MPOWER Software licensed by Customer under this Agreement. MPOWER Software is marketed under the trade name "MPOWER(TM)".

                (v) "MPOWER Client-Server Software" shall mean the MPOWER(TM) software owned by MPOWER, migrated to and operating on the IBM RS6000 computer (or operating on other hardware to which MPOWER(TM) has been migrated and on which the MPOWER(TM) software is generally marketed under the name of MPOWER(TM)), and any updates, revisions, enhancements, or additions thereto supplied by MPOWER, (including but not limited to those updates, revisions, enhancements, or additions supplied to Customer pursuant to Work Orders under this Agreement) or made by Customer and incorporated by MPOWER, as described in
Section 2.7 of this Addendum.

                (w) "MPOWER Standard Interface Specifications" shall mean the MPOWER written specifications for the file size, format, blocking factors, field content and frequency of batch transmission for interfacing software programs for data exported from or imported into the MPOWER(TM) software-maintained databases. MPOWER agrees that with respect to those specifications for interfacing programs not yet developed, MPOWER agrees to consult with Customer on such specifications and the resulting specifications shall comply with normal industry standards.

                (x) "Related Party" shall mean an entity as to which Customer directly owns a greater than fifty percent (50%) equity interest in the assets of such entity, but excludes any entity as to which another co-owner, partner or joint venture participant or affiliate is a competitor of MPOWER as set forth in
Exhibit 3.

                (y) A "Release" shall mean a new version or new release of the MPOWER Software containing General System Enhancements that is made available to MPOWER's customers generally.

                (z) A "Release Date" is the date that a Release is made available to MPOWER's customers generally.

                (aa) "Shelf Version" shall mean the Releases of the MPOWER Software which are accepted by Customer pursuant to Section 4 herein.

                (bb) "Source Code Buyout Option" shall mean the option of Customer to acquire the right to make modifications to the source code of the MPOWER Software and to no longer pay the Maintenance Services Fees, in accordance with the Fees stated in Exhibit 2 hereto.

                (cc) "Supplemental Services" shall mean any support or services required by Customer and agreed to be provided by MPOWER in addition to that provided as part of the License, as fully specified in each Work Order, which Supplemental Services may include, but not be limited to, conversion support, modification and enhancements, and System Set-ups.

                (dd) "System Documentation" shall mean the MPOWER system documentation provided to Customer pursuant to the terms of this Agreement. An outline of the current System Documentation is set forth in Exhibit 4 attached hereto.

                (ee) "User Documentation" shall mean the MPOWER user documentation provided to Customer pursuant to the terms of this Agreement. An outline of the current User Documentation is set forth in Exhibit 4 attached hereto.

                (ff) "Work Order" shall mean a document that is separately executed by both parties, substantially in the format of the template included in Schedule D of the original Agreement, that authorizes MPOWER to perform Supplemental Services or other services for Customer and obligates Customer to pay for such Supplemental Services or other services under the terms of that separate document, and which document is incorporated and made part of this Agreement.

                (gg) "Workaround" shall mean a change in the procedures followed or data supplied to avoid a Nonconformity without materially impairing performance of the MPOWER Software.

Definitions not modified by this Addendum shall have the meaning set forth in the Agreement dated January 1, 1997.

2. MPOWER SOFTWARE; LICENSE; CORE SERVICES

        2.1 MPOWER Software License.

        MPOWER grants to Customer, a nonexclusive, non-transferable (except as specified herein) license (the "License") to use the MPOWER Software for Members while this Agreement is in effect, which MPOWER Software includes the Documentation, subject to the terms and conditions set forth herein.

                (a) MPOWER shall prepare and provide Customer one (1) copy of the Documentation for the MPOWER Software and update same as required due to enhancements, upgrades, error correction or other changes made by MPOWER to the MPOWER Software.

                (b) Until such time as Customer exercises the Source Code Buyout Option, Customer's license extends only to the right to use the object code of the MPOWER Software and not to make modifications to the source code of the MPOWER Software, even though the source code to the MPOWER Software may be resident on a Customer computer for purposes of compiling, ease in debugging, or for some other reason of operational ease, integrity or efficiency.

        2.2 Payment. In consideration of the License, Customer shall timely pay the ILF, the MF, the Maintenance Services Fees and the Transfer Fees in accordance with Exhibit 2.

Schedule A of the Processing and Service Agreement is Superseded when remote processing is terminated by Customer.

        2.3 Scope of Use.

                (a) Customer, shall use the MPOWER Software and Documentation solely for its own use as a provider or administrator of managed health care and/or other insurance services to its Members and the Members of its Related Parties, solely as expressly set forth herein, pursuant to the terms herein and not for the benefit of any other entity, and further subject to the geographical and Related Party restrictions in the License granted.

                (b) Customer shall have the right to provide the use of certain limited functions and features of the MPOWER Software, as described in the Documentation, to its clients (including Members, providers of health care services to Members, the employers of Members, which employers have signed a contract with Customer to pay for health care services or the administration of benefit plans for their employees, or government agencies that have signed a contract with Customer for Members for which Customer provides administration services, and to providers of health care services, subject to the confidentiality restrictions set forth in Section 14 as amended in this Addendum.

                (c) Customer shall not copy the MPOWER Software or permit same to be copied, except for production copies for use within the restrictions of the License granted herein, and for a reasonable number of backup and test copies: (i.) for the specific data center(s) where the MPOWER Software will be installed where Customer is performing Customer Processing, and (ii.) for testing and modification of the MPOWER Software (pursuant to Section 3.6). Customer shall promptly notify MPOWER in writing as to the number of production and test copies and location of said copies of the MPOWER Software which it intends to make in each instance.

                (d) In addition, Customer shall be permitted to make a reasonable number of copies of the User Documentation solely for Customer's internal use and for distribution to Related Parties and Non-Related Parties pursuant to Section 14.2, not to exceed one (1) copy per workstation, and only if the original copyright and other proprietary rights notices are preserved.

                (e) In addition, Customer shall be permitted to make a reasonable number of copies of the Functional Documentation for Customer's internal use and for distribution to Related Parties pursuant to Section 14.2 solely for use by business or technical analysts with a need to know and only if the original copyright and other proprietary rights notices are preserved.

                (f) Furthermore, Customer shall be permitted to make a very limited number of copies, but not more than five (5) of the System Documentation solely for Customer's internal use by senior business or technical analysts with a need to know and only if the original copyright and other proprietary rights notices are preserved and if Customer maintains such System Documentation under the tightest security and destroys copies that are no longer needed.

                (g) Notwithstanding anything herein to the contrary, in no event shall Customer allow any third party to copy the System Documentation.

                (h) Distribution of the Functional Documentation and of the System Documentation is to be tightly controlled, subject to a need to know. No identifying marks, copyright or other proprietary right notices may be deleted from any copies of the MPOWER Documentation and all backup copies of the MPOWER Software created shall include all such notices.

                (i) MPOWER Software used for Customer Processing may be temporarily transferred to backup equipment owned by Customer or by a third party provider of disaster recovery services and used thereon only for so long as the Customer size is inoperative. The use of such third party provider of disaster recovery services shall not require the consent of MPOWER provided such provider agrees to be bound by the confidentiality restrictions set forth herein, and is not a competitor of MPOWER. Simultaneous use of more than the authorized number of copies of the MPOWER Software is expressly prohibited.

                (j) Customer shall not modify the MPOWER Software (except as set forth in Section 2.7) or the Documentation, nor translate, or adapt the MPOWER Software or the Documentation in any way or use it to create a Derivative Work or permit the foregoing. Except as set forth in Section 8.2 with respect to the Shelf Version, MPOWER shall not be responsible for the functioning of updates, revisions, enhancements, additions or conversions or otherwise maintaining the MPOWER Software if the MPOWER Software is modified by Customer or if Customer installs or attempts to install software, other than MPOWER Software, which interfaces with the MPOWER Software in a manner which is inconsistent with MPOWER Standard Interface Specifications, or writes to any data files maintained by the MPOWER Software. Customer shall be solely responsible for the results of such modifications or interfaces, including the integrity of data used or generated by the MPOWER Software. In the event that Customer makes a permitted modification or enhancement to the MPOWER Software, as set forth in Section 2.7 herein, and it is subsequently determined that such modification or enhancement was the cause of a Nonconformity in the MPOWER Software, then MPOWER shall be reimbursed at the Supplemental Service Fees rates set forth in Schedule B for the time spent in determining that such modification or enhancement was the cause of the Nonconformity, and MPOWER agrees to provide Supplemental Services support as specified on a Work Order to correct such Nonconformity.

        2.4 General System Enhancements. In consideration of the ILF and MF, MPOWER shall provide to Customer General System Enhancements, if and when such General System Enhancements are made available to licensees of the MPOWER Software generally, except as otherwise provided in Exhibit 2. Any General System Enhancements supplied to Customer by MPOWER shall become part of, and subject to, this Agreement and License. MPOWER shall only provide General System Enhancements for the then most current Release of the MPOWER Software. In addition, MPOWER agrees also to provide support for the one prior Release immediately preceding the most current Release of the MPOWER Software and to provide support for any other Releases for up to one (1) year from the Release Date of such other Releases. During any applicable support period, support for any such prior Release of the MPOWER Software that has been replaced or modified by General System Enhancements or by a subsequent Release shall be limited to correction of identified and reproducible defects in the Shelf Version of such prior Release from the published specifications therefor. MPOWER shall not be obligated to provide General System Enhancements for any Release other than the most current Release. Any additional MPOWER Services provided in connection with an older Release of the MPOWER Software shall be provided as Supplemental Services.

        2.5 Correction of Nonconformities. In consideration of the ILF and MF, and subject to the terms of this Agreement, upon written notification by Customer of a Nonconformity in the most current Release of the MPOWER Software or in the one prior Release immediately preceding the most current Release of the MPOWER Software, MPOWER will analyze the Nonconformity and notify Customer of its estimate of when and how such Nonconformity will be corrected or any Workaround provided and MPOWER shall use commercially reasonable efforts to correct such Nonconformity in accordance with the procedures and priorities established in Schedule A under Help Desk. Notwithstanding the prior sentence, MPOWER's sole obligation hereunder shall be limited to correcting identified and reproducible Nonconformities in the Shelf Version of the MPOWER Software in accordance with Section 4 herein and the relevant portions of Exhibit 1 which deal with Definitions, Support and Time Frame for Resolution of issues logged through the MPOWER Help Desk.

        2.6 Proprietary Rights and Confidentiality. MPOWER represents and Customer acknowledges that the MPOWER Software, including the Documentation, is the sole and exclusive property of MPOWER, including, but not limited to, all applicable rights to patents, copyrights, trademarks and trade secrets inherent therein and appurtenant thereto, and MPOWER retains title to the MPOWER Software and any copies thereof. Customer is not purchasing title to the MPOWER Software or copies thereof, but rather is being granted a license to use the MPOWER Software pursuant to the terms herein. Customer shall not sell, license, transfer, or otherwise make available (except as expressly provided herein) any portion of the MPOWER Software to others, including but not limited to Related Parties and Non-Related Parties for which Customer is providing processing services pursuant to the terms hereof, nor permit the foregoing, except for disclosure of the MPOWER Software to Customer consultants and auditors pursuant to the provisions of Section 14.2 herein, and the disclosure of the User Documentation to Related Parties and Non-Related Parties, pursuant to the provisions of Sections 2.3 and 14.2 herein. Customer agrees to use at least Commercially reasonable methods to secure and protect the MPOWER Software and the Documentation as MPOWER Confidential Information as defined herein, in a manner consistent with the manner in which it protects its own most sensitive confidential information.

        2.7 Modification by Customer. In the event that Customer exercises its option for the Source Code Buyout Option, Customer shall have the right to modify the MPOWER Software for

Customer Processing without notifying MPOWER and without obtaining MPOWER's consent provided that (i.) Customer's ownership of such modifications shall be subject to MPOWER's proprietary rights in the MPOWER Software and to the provisions of this Section, (ii.) MPOWER's warranties and support obligations related to the MPOWER Software shall apply only to the Shelf Version, and (iii.) Customer shall not market or distribute such modifications (except Customer may distribute descriptions and/or documentation of such modifications to Related Parties and Non-Related Parties) which distribution or marketing shall be deemed a violation of MPOWER's proprietary rights in the MPOWER Software. If Customer desires MPOWER to continue to provide support services, Customer shall offer all modifications made by Customer to MPOWER for inclusion in the MPOWER Software, subject to the mutual agreement by the parties as to the consideration, if any, to be paid to Customer in return for Customer costs and efforts in development of such modification(s). MPOWER shall have the right to distribute such modifications as General System Enhancements, and if MPOWER does so, such modification shall be covered by the MPOWER warranty and support obligations as set forth in this Agreement. Subject to the foregoing, Customer agrees that all modifications accepted by MPOWER in writing shall be owned by MPOWER. All right, title and interest in such accepted modifications are hereby irrevocably assigned by Customer to MPOWER. All such modifications shall belong exclusively to MPOWER, with MPOWER having the right to obtain and to hold in its own name copyright registrations, patents and such other intellectual property protection as may be appropriate to the subject matter and any extensions and renewals thereof. Customer agrees to give MPOWER reasonable assistance, at MPOWER's expense, required to perfect MPOWER's rights set forth herein.

        2.8 Support for Modifications

                (a) Modifications Not Included in the MPOWER Software; Support Costs. In the event (i.) MPOWER modifies or enhances the MPOWER Software at Customer's request pursuant to Section 3.2, or Customer modifies the MPOWER Software pursuant to Section 2.7; and (ii.) such modifications or enhancements do not have general applicability for MPOWER's customers and are not offered as General Systems Enhancements, in order to provide support for such modifications and enhancements, MPOWER will need to agree, in writing, to provide support for such modifications and enhancements, and Customer agrees that there may need to be an increase in the MF and/or the Fees for Maintenance Support Services. In the event that MPOWER agrees, in writing, to provide such support, and reasonably believes that an increase in the MF or the Fees for Maintenance Support Services is required due to Customer specific modifications, the parties shall meet and discuss the nature of the increase. In the event that MPOWER does not agree to provide such support, or if the parties fail to agree upon the amount of the increase to the MF or the Fees for Maintenance Support Services, MPOWER shall have no obligation to support such modifications and enhancements.

                (b) Modifications Included in the MPOWER Software. Modifications made to the MPOWER Software either by Customer , pursuant to Section 2.7, or by MPOWER, pursuant to Section 3.2, which are included in the MPOWER Software as General System Enhancements by MPOWER shall be supported by MPOWER as set forth in Section 2.4.

        2.9 Core Services. In consideration of the payment of the License Fees by Customer , MPOWER shall, during the term of this Agreement, provide the Core Services set forth in Exhibit ! except as otherwise provided in Exhibit 2. Schedule C of the Processing and Service Agreement is superseded after the effective date of this Schedule.

3. SUPPLEMENTAL SERVICES

        3.1 Supplemental Services. Supplemental Services may include as applicable (i.) conversion services to convert Customer data; (ii.) System Setup such as the establishment of benefit plans, pricing information, tracking information, capitation rules, procedure and diagnosis code files and fund accounting and billing rules; (iii.) services for modifying the MPOWER Software for enhancements and modifications; (iv.) -training support after initial training; (v.) consulting services; (vi.) the efforts required to be put forth by MPOWER to respond to the excessive or inappropriate use of the MPOWER Help Desk by Customer for issues resulting from the lack of adequately trained Customer personnel or from the lack of use or inadequate utilization of the Documentation by Customer ; and (vii.) project Coordination and management for the above Supplemental Services. All. such Supplemental Services shall be described in an applicable Work Order and shall be undertaken by MPOWER only pursuant to a Work Order. For services requested by Customer which are beyond the scope of the services generally contemplated hereunder, for special circumstances, or if the geographic location in which any MPOWER services are to be provided for Customer demands higher labor or resource costs, MPOWER will provide Customer with written notice, and MPOWER reserves the right to propose a new fee structure or different rates, which fee structure or rates will be detailed in the appropriate Work Order.

        3.2 Enhancements and Modifications Under Work Orders. Pursuant to this
Section 3.2 and the applicable Work Order, Customer may identify enhancements or modifications which it desires to have MPOWER make to the MPOWER Software, such as integration to other software systems, modifications for legal requirements, and other functional enhancements. Customer shall be responsible for providing to MPOWER a description of the changes which Customer requests to be made in the MPOWER Software. MPOWER shall have the right to design any Customer requested enhancements or modifications in a way which, in MPOWER's reasonable opinion, will not adversely affect the MPOWER Services or the structure or performance of the MPOWER Software or will have general applicability. In the event MPOWER agrees to provide such enhancements or modifications to the MPOWER Software, suck enhancements or modifications shall be owned by MPOWER and licensed to Customer as part of the MPOWER Software subject to Section 2. Resources utilized by MPOWER in providing services pursuant to any suck requests will be detailed in applicable Work Orders.

        3.2 Data Integrity. Customer acknowledges that, although MPOWER may, as part of Supplemental Services, perform certain conversion tasks (for which MPOWER shall be responsible), including development of files and programs for the conversion of Customer data into formats for the MPOWER Software, the quality and integrity of all Customer data provided to MPOWER, and the results obtained or resulting from poor or inaccurate data are solely Customer's responsibility.

        3.3 Access. In order for the Supplemental Services to be completed in a timely and successful manner, Customer shall provide MPOWER with such access to applicable information and key Customer personnel as MPOWER may reasonably request from time to time during the period the Supplemental Services are being performed. In connection with the Supplemental Services, MPOWER will be entitled to submit various materials, including time schedules, business requirements, specifications, and test results, for Customer's review, comment, sign-off, or approval. Customer will respond to each such request as soon as reasonably practicable, and, in any event, in a time frame consistent with the applicable project plan, and shall not unreasonably withhold any sign-off or approval requested by MPOWER.

        3.4 Schedule B of the Processing and Service Agreement is superseded by this Schedule.

4. ACCEPTANCE

        For all deliverables, including the MPOWER Software and General System Enhancements and Customer-specific enhancements and modifications provided pursuant to an applicable Work Order, whether for MPOWER Processing or for Customer Processing, Customer shall, within thirty (30) days of receipt of the deliverable, or within such other time period as may be agreed to in writing by the parties, review and, if applicable, test-the deliverable and approve it or notify MPOWER in writing of non-approval, documenting in reasonable detail any and all material' defects in the deliverable which prevent it from conforming to the Documentation or specifications therefor, as applicable. Work Orders for Customer enhancement requests will include specification of an acceptance test period that is mutually agreed to by Customer and MPOWER and which shall be reflective of the estimated size and complexity of the deliverable specified by the Work Order. MPOWER shall, upon receipt of such notice, use its best efforts to correct any such material failures and shall notify Customer of its completion thereof. Customer shall, after receipt of said notice, review the deliverable and report. Customer shall do so promptly using diligent efforts, but in no event shall such process exceed fifteen (15) days. The above cycle shall be repeated as is necessary. A deliverable shall be deemed accepted by Customer if either:

                (a) Customer notifies MPOWER in writing of its acceptance and the acceptance date shall then be the date of such notice;

                (b) Customer fails to notify MPOWER in writing within the applicable time period of any material defect in the deliverable and the acceptance date shall then be the last day of said period; or

                (c) Customer places in productive use any portion of the deliverable and the acceptance date shall then be the first day of such productive use. Productive use for purposes of the foregoing shall not include the use by Customer of the MPOWER Software in a parallel processing environment where Customer is utilizing the MPOWER Software to process a limited number of Members during a reasonable period of time for the purpose of testing the MPOWER Software.

        Customer agrees that it will so test any modifications or enhancements made by MPOWER for Customer under an applicable Work Order and made part of a Release and all General System Enhancements. The version and release of the MPOWER Software so accepted by Customer shall be deemed the current Shelf Version. Customer and MPOWER shall maintain copies of each Shelf Version. The obligation of MPOWER to maintain any enhancements or modifications made specifically for Customer that are not part of either General System Enhancements or a Release shall be specified in the Work Order that authorizes such enhancements or modifications or in a subsequent Work Order.

5.FEES AND CHARGES

        5.1 Fees and Charges. The Fees for the MPOWER License and Services are described in Exhibit 2 attached hereto.

        5.2 Timeliness of Payment. Customer will pay the ILF, MF and all other fees in accordance with the schedule set forth in Exhibit 2. All other provisions of Section 10.2 of the Agreement dated January 1, 1997, remain in force.

6.PROBLEM RESOLUTION

        Subject to the limitations in support for prior Releases provided by MPOWER as set forth in Section 3 hereof, in the event MPOWER receives notice from Customer of a Critical Failure in the most current Release of the MPOWER Software or in the one prior Release immediately preceding the most current Release of the MPOWER Software, MPOWER agrees to respond to such notice by assigning a qualified individual to attempt to remedy the Critical Failure, and agrees to use commercially reasonable efforts to remedy the Critical Failure in accordance with the provisions of Section 9.2 herein commensurate with the severity of the problem and the timeliness and quality of information regarding the problem received from Customer in accordance with the Definition, Support and Time Frame for Resolution paragraphs of the Help Desk section of Exhibit 1.

7. CUSTOMER RESPONSIBILITIES

Sections 7.1 and 7.2 of the Agreement dated January 1, 1997, are replaced with sections 7.1, 7.2 and 7.3 below:

        7.1 Customer Responsibilities. Customer acknowledges that the MPOWER Software reflects certain interdependent relationships, such as exist among the data variables, logic rules and system functions of the MPOWER Software. Customer further acknowledges that it is required and has a responsibility to understand such data variables, logic rules and system functions, and their interdependent relationships, and to define for its own purposes such data variables, logic rules and system functions to the MPOWER Software in such a way that the MPOWER Software will provide the functionality desired by Customer. Customer acknowledges that it has or will hire and will maintain on its staff personnel who are able to understand and define such data variables, logic rules, system functions and interdependent relationships. Customer further acknowledges that, even though MPOWER may assist Customer personnel in performing these tasks, the responsibility for the effective definition and maintenance of these data variables, logic rules and system functions resides with Customer and not with MPOWER, unless Customer specifically requests MPOWER to perform these tasks at the Supplemental Services Fees. Notwithstanding the foregoing, nothing herein shall relieve MPOWER of responsibility for the assistance that it may provide to Customer hereunder.

        7.2 Testing. Customer acknowledges that it will undertake testing of the MPOWER Software and of the basic functionality and interdependency of its customer-defined data variables, logic rules and system functions as set forth in Section 4 herein, prior to commencing use of the MPOWER Software for its business.

        7.3 Customer Data. Except as may be provided under an applicable Work Order, Customer shall be responsible for inputting and ensuring the accuracy, validity and completeness of all data variables, logic rules, system functions and Customer data, including but not limited to group, subscriber, Member, provider, utilization, encounter, claims, capitation, fund accounting, billing, collection, broker, benefits, product contract, provider contract, provider fees, standard business measures, and other similar or related data. Customer shall also be responsible for inputting and ensuring the accuracy, validity and completeness of all user-defined report definitions, all report and batch production job specifications and priority scheduling criteria. Customer shall also be responsible for initiating, monitoring, operating, printing and ensuring the accuracy, validity, and completeness of all print outputs and file downloads, including but not limited to all reports, premium bills, checks, etc., determining how many and on what print stock such outputs are to be printed or into which files or programs on Customer controlled computers such files are to be downloaded and manipulated, at Customer's own initiative, responsibility and risk. Customer hereby acknowledges responsibility for generally controlling all aspects related to the production, distribution and control of such outputs. Customer further acknowledges that, notwithstanding the responsibility of MPOWER to have used due care and diligence in the design and documentation of the System, the accuracy of Customer's database within the MPOWER Software and the accuracy of the several outputs of the MPOWER Software, including but not limited to, outputs that control the billing, receipt or expenditure of moneys, will be dependent on the accuracy and use of the data variables, logic rules, system. functions and Customer data input into the MPOWER Software by Customer and verified by Customer. Notwithstanding the foregoing, nothing herein shall relieve MPOWER of responsibility for the assistance that it may provide to Customer hereunder.

        7.4 Other Customer Obligations. section 7.3 is renumbered 7.4. In addition to those responsibilities set forth in the former Section 7.3 of the Agreement dated January 1, 1997, the following additional obligations of new
Section 7.4 will apply to Customer:

                (a) Pay all costs of acquisition, installation and use of equipment and services at all Customer sites.

                (b) Properly maintain the Customer equipment at all Customer sites.

                (c) Properly maintain the operating environment, operating system, network and database software as agreed to between the parties.

8. WARRANTIES

Section 8. Warrantees of the Agreement dated January 1, 1997, is replaced in its entirety with the following:

        8.1 MPOWER warrants that it either owns the rights to the MPOWER Software or has the right to grant the license to Customer herein, and that it either owns or has licensed in the manner contemplated by this Agreement any other software used in the provision of the MPOWER Services to Customer, including but not limited to the enhancements or modifications provided by MPOWER pursuant to an applicable Work Order. MPOWER warrants that the MPOWER Software, including without limitation each component or part thereof, does not and will not infringe upon or violate any patent, copyright, trademark, trade secret or other proprietary or contractual rights of any third party.

MPOWER shall, at its own expense indemnify, defend, settle and hold harmless Customer and its officers and employees, from and against any and all claims, damages, losses, liabilities, costs and expenses (including reasonable legal.
fees) directly arising out of any such claim that the Shelf Version of the MPOWER Software infringes upon or violates any United States patents, copyrights, trademarks, trade secrets or other proprietary, contractual or intellectual property rights of any third party; provided, however, Customer must send MPOWER written notice of any claim relating to such infringement promptly after Customer receives notice of the same and Customer fully cooperates, at MPOWER'S expense, in the defense of any such claim. Following such notice of a claim or of a threatened or actual suit, MPOWER shall, upon written notice to Customer and at MPOWER's expense, either: (a) procure for Customer the right to continue using such MPOWER Software; (b) replace or modify same so that it becomes non-infringing; or, (c) grant to Customer a refund for said MPOWER Software based upon a five (5) year straight line depreciation upon its return to MPOWER if neither (a) nor (b) are reasonably possible, in MPOWER's sole discretion. The foregoing states the entire liability of MPOWER and the sole remedy of

Customer with respect to any infringement or claimed infringement by the MPOWER Software.

Notwithstanding the foregoing, MPOWER shall not be obligated to defend, indemnify or hold Customer harmless from and against any claim, suit proceeding or allegation (i.) asserted by a parent, subsidiary or affiliate of Customer or any Related Party, (ii.) resulting from Customer's additions to, changes in, or enhancements or modifications of the MPOWER Software, (iii.) resulting from Customer's Use of the MPOWER Software in combination with non-MPOWER Software, or (iv.) resulting from Customer's misuse of the MPOWER Software.

        8.2 MPOWER warrants that the Shelf Version of the MPOWER Software will function as set forth in MPOWER's User Documentation, including all updates and enhancements thereto. Upon receipt of Customer's notice given pursuant to
Section 17.4, of the Agreement dated January !, 1997, MPOWER and Customer shall cooperate to attempt to duplicate the problem on the Shelf Version of the MPOWER Software. If the problem can be duplicated, MPOWER's sole obligation under this warranty and Customer's sole remedy shall be for MPOWER to comply with the service obligations set forth in Section 6 herein. If the problem cannot be duplicated, MPOWER's warranty shall not apply and MPOWER shall have no obligation to remedy the cited defect. MPOWER covenants and warrants that all improvements and enhancements of the MPOWER Software provided by MPOWER will be compatible with, and will not materially diminish the features or functions of, or the specifications of the Shelf Version of the MPOWER Software, and that the Shelf Version of the MPOWER Software will be compatible with the equipment described in the Documentation. MPOWER warrants that User Documentation shall reflect the operation of the MPOWER Software, and MPOWER shall, at no additional cost to Customer, correct any User Documentation that does not conform to this warranty.

        8.3 MPOWER DISCLAIMS ALL OTHER WARRANTIES, EXPRESS OR IMPLIED, EXCEPT THOSE WARRANTIES EXPRESSLY SET FORTH IN THIS SECTION 8. MPOWER SPECIFICALLY DISCLAIMS ANY WARRANTY, EXPRESS OR IMPLIED, AS TO THE MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OF THE MPOWER SERVICES OR THE MPOWER SYSTEM, OR THE COMPLIANCE OF THE FOREGOING WITH ANY LAW, REGULATION OR ORDER.

9. LIMITATION OF LIABILITY

Section 9. Limitation of Liability of the Agreement Dated January 1, 1997, is replaced in its entirety with the following:

        NEITHER PARTY SHALL HAVE ANY LIABILITY WITH RESPECT TO ITS OBLIGATIONS UNDER THIS AGREEMENT OR OTHERWISE FOR CONSEQUENTIAL, EXEMPLARY, INCIDENTAL OR PUNITIVE DAMAGES EVEN IF IT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES. MPOWER SHALL NOT BE LIABLE FOR ANY CLAIM ARISING FROM THE USE OF SOFTWARE OR DATA WHICH HAS BEEN MODIFIED BY ANYONE OTHER THAN MPOWER, NOR FOR ANY CLAIM ARISING FROM THE USE OF ANY SOFTWARE OR EQUIPMENT DEVELOPED OR MODIFIED BY CUSTOMER OR WHICH HAS BEEN PROVIDED TO OR ACQUIRED BY CUSTOMER UNDER ANY LICENSE OR OTHERWISE FROM ANY THIRD PARTY.

        EXCEPT AS PROVIDED IN SECTION 8.1 WITH RESPECT TO MPOWER's EXPRESS OBLIGATIONS TO INDEMNIFY CUSTOMER FOR LIABILITIES TO THIRD PARTIES, MPOWER's SOLE AND TOTAL LIABILITY TO CUSTOMER RELATED TO THIS AGREEMENT WHETHER IN CONTRACT OR IN TORT OR OTHERWISE SHALL BE LIMITED TO CUSTOMER'S ACTUAL DIRECT DAMAGES NOT TO EXCEED THE SUM OF THE LICENSE FEES AND REMOTE PROCESSING FEES PAID BY CUSTOMER TO MPOWER UNDER THIS AGREEMENT DURING THE SIX (6) MONTHS' IMMEDIATELY PRIOR TO THE BREACH OR CAUSE FOR WHICH THE DAMAGES ARE CLAIMED. THIS LIMITATION APPLIES TO ALL CAUSES OF ACTIONS OR CLAIMS IN THE AGGREGATE INCLUDING WITHOUT LIMITATION, BREACH OF CONTRACT, BREACH OF WARRANTY, NEGLIGENCE, STRICT LIABILITY, MISREPRESENTATION AND OTHER TORTS. FURTHER, NO CAUSE OF ACTION WHICH ACCRUED MORE THAN TWO(2) YEARS PRIOR TO THE FILING OF A SUIT ALLEGING SUCH CAUSE OF ACTION MAY BE ASSERTED AGAINST MPOWER, EXCEPT THAT IN NO EVENT SHALL THE FOREGOING LIMITATION EXTEND ANY APPLICABLE STATUTORY LIMITATION PERIOD. CUSTOMER AND MPOWER EXPRESSLY ACKNOWLEDGE AND AGREE THAT THE LIMITATIONS AND EXCLUSIONS CONTAINED HEREIN REPRESENT THE PARTIES' AGREEMENT AS TO THE ALLOCATION OF RISK BETWEEN THE PARTIES IN CONNECTION WITH MPOWER's OBLIGATIONS UNDER THIS AGREEMENT. THE PAYMENTS PAYABLE TO MPOWER IN CONNECTION HEREWITH REFLECT THIS ALLOCATION OF RISK AND THE EXCLUSION OF CONSEQUENTIAL DAMAGES IN THIS AGREEMENT.

        MPOWER hereby is not assuming or otherwise responsible for, expressly or implicitly, any obligation or liability of any kind whatsoever of Customer. Customer shall and hereby does agree to indemnify and hold MPOWER harmless from any and all claims, lawsuits, liabilities, expenses, costs, damages and fees arising from or in connection with Customer's use or misuse of the MPOWER Services or MPOWER Software in breach of its obligations hereunder or relative to Customer's provision of services or products to any third party.

10. OTHER PROVISIONS

        10.1 Inspection Rights. MPOWER will provide such auditors and inspectors as Customer may from time to time designate in writing, with reasonable access to any data center from which MPOWER is providing services hereunder for the limited purpose of performing audits or examinations of Customer. MPOWER will provide to such auditors and inspectors any routine assistance that they reasonably require, rendered in connection with any such audit or inspection.

        10.2 MPOWER Audits. Customer shall maintain adequate books and records relating to its usage of the MPOWER Software and MPOWER Services and the Fees due to MPOWER hereunder. MPOWER shall have the right, upon request, and in connection with Customer's annual audit, to have Customer's auditors perform an audit of Customer's books and records with respect to the MPOWER Software and MPOWER Services and the Fees due to MPOWER hereunder. The cost of such audit shall be borne by MPOWER solely to the extent that the auditors' services are substantially different from or greater than those that the auditors would ordinarily perform for Customer. Any over/under payment between the reported usage of the MPOWER Software and the MPOWER Services and the Fees due to MPOWER hereunder and the actual amount shall be paid by the appropriate party, or applied as a credit by MPOWER, within thirty (30) days of notification of said amount.

11. Additional Provisions Relating For Termination

The following provision is added to Section 13 of the Agreement dated January 1, 1997:

        13.5 Termination Without Cause. In the event Customer ceases all Customer Processing or Remote Processing Services, then MPOWER may terminate, at its option, this Agreement and License upon thirty (30) days written notice. Customer may terminate this Agreement without cause with one hundred eighty

(180) days advance written notice to MPOWER subject to Customer's payment to MPOWER of all outstanding fees incurred prior to the date of termination, all applicable termination fees as provided in any Exhibit 2, and any applicable early termination fees specified in Exhibit 2.

Section 13.5 Termination Assistance is renumbered Section 13.6.

Section 13.6 Outstanding Amounts is renumbered 13.7 and is amended to read as follows:

        13.7 Outstanding Amounts. Termination of this Agreement shall entitle MPOWER to payment and Customer shall be obligated to pay for the provisions of any and all MPOWER Services rendered by MPOWER under this Agreement prior to the date of such termination, all outstanding fees incurred prior to the date of termination and the lump sum of all remaining ILF payments due by Customer under
Exhibit 2 (except as provided in Section 13.3 herein).

Section 13.7 Customer Data is renumbered 13.8.

Section 13.9 is added to the Agreement dated January 1, 1997.

        13.9 MPOWER Software. Unless otherwise provided in this Agreement, Customer agrees that upon termination of this Agreement, the License granted hereunder shall also terminate and Customer shall .cease using the MPOWER Software and shall return to MPOWER or destroy, within thirty (30) days after such termination, the original and all copies of such MPOWER Software and Documentation. Except for termination resulting from the material breach on the part of Customer, including without limitation, breach of its Confidentiality obligations or failure to timely make any payment hereunder, Customer shall be permitted to continue to use the MPOWER Software pursuant to all the terms and conditions set forth in this Agreement for up to a maximum of six (6) months following such termination for the sole purpose of transitioning Members to an alternate processing software, provided (i.) Customer remains obligated to pay MF during such period; (ii.) MPOWER has no further obligations to provide Core Services, new Releases, fixes to Nonconformities or Critical Failures, and (iii.) the MPOWER Software is no longer warranted. If Customer destroys the MPOWER Software, all copies thereof and Documentation, within thirty (30) days of such destruction an officer of Customer shall certify to MPOWER in writing that the

MPOWER Software and all copies and Documentation thereof have been destroyed. Due to the nature of the MPOWER Software and the need for its protection as a trade secret and confidential proprietary information, time is of the essence in its return or destruction, and in the event of Customer's failure to do so within the time provided herein, Customer agrees that MPOWER shall be entitled to obtain injunctive relief to require such return or destruction and reasonable attorneys' fees and costs incurred in obtaining such injunctive relief.

12. Provisions Relating to Confidentiality

Section 14. Confidentiality is replaced in its entirety with the following:

14. CONFIDENTIALITY

        14.1 Confidential Information. "Confidential Information" shall mean information such as customer lists, business plans, operation plans, client information, application software programs and documentation licensed by third parties to Customer or MPOWER, the MPOWER Software, the User Documentation, Functional Documentation and the System Documentation, which are disclosed by Customer or MPOWER to the other party, its employees, agents, contractors, assignees or successors in the conduct of business under this Agreement. In addition, Confidential Information shall also include any other materials relating to MPOWER's business or the business of Customer which are designated in writing as confidential at the time of disclosure by Customer or MPOWER, or is identified orally at the time of the disclosure as confidential and confirmed in writing within one week of such disclosure, and which are disclosed by Customer or MPOWER to the other party, its employees, agents, contractors, assignees or successors in the conduct of business under this Agreement. The following information shall not-be deemed Confidential Information, and a party and that party's employees shall have no obligation with respect to any such information which:

                a. is or falls into the public domain through no wrongful act of a party or that party's agents or employees; or

                b. is rightfully received from a third party without restriction and without breach of this Agreement; or

                c. is approved for release by written authorization of an
                   officer of a party; or

                d. is disclosed pursuant to the requirements of a governmental agency or operation of law; or

                e. is already in possession of a party or that party's employees as evidenced by their records and is not the subject of a separate non-disclosure or confidentiality agreement with either of them.

        14.2 Standard of Care. Each party hereby agrees that it and its respective officers, employees, agents, contractors, assignees, and successors shall (i.) keep all Confidential Information received from the other party strictly confidential, (ii.) instruct their officers, employees, agents, contractors, and permitted assignees and successors, who have access to such Confidential Information, to use the same degree of care and discretion with respect to the Confidential Information of the other party, or of any third party utilized hereunder, that MPOWER and Customer each require with respect to their own most confidential information, (iii.) use and disclose such information solely for the purposes and in the manner set forth in this Agreement, (iv.) not disclose any such information to any other person, corporation, governmental agency or other entity without the express written permission of the other party, except that Customer may (v.) disclose the MPOWER Software and Documentation to outside consultants or other third parties having a need to know such Confidential Information for purposes of this Agreement, and provided said consultants or third parties agree to hold the MPOWER Software and Documentation in confidence, and have executed a Non-Disclosure Agreement in the form annexed hereto as Schedule F, and (vi.) disclose the User Documentation to Related Parties and Non-Related Parties in order for Customer to be able to provide and for such parties to be able to effectively receive and utilize Customer Processing, provided said Related and Non-Related Parties agree to hold the User Documentation in confidence subject to the provisions herein, and have executed a Non-Disclosure Agreement in the form annexed hereto as Schedule F. NOTWITHSTANDING THE FOREGOING, WITH RESPECT TO MPOWER SOURCE CODE AND SYSTEM DOCUMENTATION, IN ADDITION TO ITS OBLIGATIONS SET FORTH HEREIN, CUSTOMER SKILL USE NO LESS THAN THE SAME DEGREE OF CARE AND DISCRETION THAT CUSTOMER REQUIRES WITH RESPECT TO ITS MOST VALUABLE TRADE SECRET INFORMATION. Notwithstanding the foregoing, Customer may not disclose MPOWER's Confidential Information to any of the parties identified by MPOWER in Exhibit 3, as such Exhibit may be updated from time to time by MPOWER, or to their employees, agents, or consultants. Customer shall institute the necessary security policies and procedures to meet its obligations hereunder. Notwithstanding the foregoing, the mere viewing of data input screens or the review of output screens and reports generated by released MPOWER Software by third parties, not in competition with MPOWER, shall not be deemed a disclosure of MPOWER Confidential Information.

        Without limiting the foregoing, Customer shall use its reasonable efforts to cooperate with MPOWER in identifying and preventing unauthorized use, copying, or disclosure of the MPOWER Software and MPOWER Confidential Information, or any portion thereof.

        Customer shall indemnify and hold harmless MPOWER and its officers and employees from and against any and all damages, losses, liabilities, costs and expenses (including reasonable legal fees) arising in any way out of use not in compliance with this Agreement or of any breach of the Confidentiality obligations hereunder by Customer, or its subsidiaries and affiliates, or any entity controlling, controlled by or under common control with Customer or any Related Party.

13. Amendments to Section 17. General

Section 17. A new Section 17.8 is added.

        17.8 Publicity. Neither party shall use the name, trade name, service marks, trademarks, trade dress or logo of the other in publicity releases, advertising or similar activities without the prior written consent of the other. Notwithstanding the foregoing, MPOWER shall have the right to list Customer's name on customer lists, provided that such listing(s) does not state or imply a recommendation, approval or testimonial by Customer.

A new section 17.9 is added:

        17.9 Export Assurance. Notwithstanding anything contained herein to the contrary and regardless of any disclosure made by Customer to MPOWER of any ultimate destination of the MPOWER Software, Customer shall not export or re-export directly or indirectly the MPOWER Software acquired from MPOWER, or any technical data derived therefrom, without first obtaining the written approval or required export license to do so from the United States Department of Commerce or any other agency of the United States Government or of any foreign government having jurisdiction over such transaction, when required by an applicable statute, regulation or order. Customer hereby assures MPOWER that it does not intend to nor will it knowingly, without the prior written consent, if required, of the Office of Export Administration of the U.S. Department of Commerce, Washington, DC, transmit or ship the MPOWER Software or any modifications thereto or product thereof, directly or indirectly, to Afghanistan or to the Peoples Republic of China or to any Group Q, S, W, Y or Z country specified in Supplements to Section 370 of the Export Administration Regulations issued by the U.S. Department of Commerce, as may be amended from time to time; or any other applicable regulation.

A new section 17.10 is added:

        17.10 Governmental Restrictions. Customer shall be responsible for complying with all applicable governmental regulations of the United States or any foreign countries with respect to Customer's transport or use of the MPOWER Software outside of the United States, including, but not limited to import and export restrictions, obtaining any necessary consents, registering or filing any documents and paying any duties, fees or taxes. Customer shall be solely responsible for all costs associated with such compliance. Customer shall defend, indemnify and hold MPOWER harmless from and against any and all claims, judgments, costs, awards, expenses (including reasonable attorneys, fees) and liability of any kind arising out of the non-compliance with applicable governmental regulations, statute, decree or other obligation with respect to the MPOWER Software outside the United States.

Sections 17.8 and 17.9 of the Agreement dated January 1,1997, are renumbered
17.11 and 17.12 respectively.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized representatives.


MPOWER SOLUTIONS INC.                       Brokerage Services, Inc.
                                            (Customer)

By: /s/ WILLIAM F.X. O'NEIL                 By: /s/ TIMOTHY R. FISCHER
   --------------------------------            --------------------------------
Name: William F.X. O'Neil                   Name: Timothy R. Fischer

Title: EVP & COO                            Title: CFO

Date: 7-25-97                               Date: July 25, 1997

                               INDEX OF EXHIBITS

                 Exhibit 1 -  DEFINITION OF CORE SERVICES

                 Exhibit 2 -  LICENSE, PROCESSING AND SERVICE FEES

                 Exhibit 3 -  MPOWER IDENTIFIED PARTIES FOR NON-DISCLOSURE

                 Exhibit 4 -  DOCUMENTATION OUTLINE

                 Exhibit 5 -  NON-DISCLOSURE AGREEMENT

                 Exhibit 6 -  THIRD PARTY VENDOR SOFTWARE AND HARDWARE TO
                              IMPLEMENT MPOWER SOFTWARE ON CUSTOMER'S CLIENT
                              SERVER PLATFORM (TBD)

                                    Exhibit 1

                           DEFINITION OF CORE SERVICES

"Core Services" are those services, in addition to the License, that are provided to Customer by MPOWER in consideration for the payment of the License Fees, except as otherwise provided in Schedule B. Core Services shall include the following:

Conversion Plan: MPOWER will provide a template plan for migrating and converting Customer members to the MPOWER Software or the MPOWER System. The template plan will include a description of tasks to be performed, milestones, and deliverables. Customer and MPOWER will mutually agree on initial modifications to the template plan to fit the Customer's specific situation and circumstances. This modified template plan shall be referred to as the "Conversion Plan", which may be subsequently modified by agreement of the parties from time to time.

Software Installation (if applicable): In accordance with the Conversion Plan, MPOWER will provide up to one hundred-twenty (120) hours of systems support to help install the MPOWER Software on a single Customer CPU(s) designated as follows:

    CPU Model Number(s):
                        --------------------------------------------------------
    CPU Serial Number(s):
                        --------------------------------------------------------

Prior to installation of MPOWER Software, Customer shall have installed the vendor software detailed on Exhibit 6.

Delivery: Unless otherwise requested in writing at the time of final delivery to Customer of any deliverable of the MPOWER Software or of the enhancement or modification provided under any Work Order under the License or applicable Work Order to Customer or any Related Party, all deliverables to Customer or any Related Party shall be by electronic delivery. Customer shall provide appropriate communications linkages to receive such deliveries and shall pay MPOWER the fees stated therefor in Exhibit 2.


                                     -A-1-

Documentation: MPOWER will provide User Documentation and, if applicable, System Documentation and the Functional Documentation for the functions and in the form outlined in Exhibit 4, Documentation.

Help Desk: MPOWER shall provide a "Level Two" Help Desk to answer Customer questions and solve Customer problems for acceptance testing and production activities as further described herein. (Questions that are training related, or answers to which can be found in the User Documentation, or that are related to initial setups and definitions should be referred to the MPOWER implementation-support team.) The Help Desk is staffed 8:00 am to 5:00 p.m., Mountain Time, Monday through Friday. Calls to the Help Desk outside of these hours are rolled over either to MPOWER Operations or pager response. An Inward WATS number (currently 1-800-993-3677) is available for Help Desk calls at no charge to the Customer. Calls to the Help Desk that represent problems related to the MPOWER Software or MPOWER System are assigned a Problem Number and entered into the MPOWER Problem Reporting and Tracking System, where current status is available for reporting back to the Customer.

A "Level Two" Help Desk call is a call from the Customer's internal Help Desk seeking support for questions and problems for production activities that the Customer's Help Desk was not able to resolve on its own (each a "Service Call").

MPOWER represents that Service Calls will be logged and responded to as follows:

        A. Severity Level/Priority: 1

        Definition: A Critical Failure.

        Support: MPOWER will provide telephone support twenty-fours (24) hours per day, seven (7) days per week for Severity Level 1 problems.

        Time Frame for Resolution: Service Calls will be responded to by knowledgeable MPOWER staff via telephone within thirty (30) minutes of receipt of a Service Call between the hours of 8:00 am to 5:00 p.m., Mountain Time, Monday through Friday, and one (1) hour during other periods. MPOWER will use its best


                                     -A-2-
        efforts to provide a resolution of the problem (permanent or temporary) within twenty-four (24) hours of receipt of the Service Call, or verification by MPOWER of the problem, either through replication or receipt by MPOWER of complete documentation from Customer needed to resolve the problem -- whichever occurs last. Customer shall maintain immediate resource availability during all hours that MPOWER is working on a Service Call.

        B. Severity Level/Priority: 2

        Definition: Production degraded -- defined as a verifiable Nonconformity in the Shelf Version of the MPOWER Software (or verifiable failure of the MPOWER System hardware, if the problem arises with respect to Remote Processing) that does not disrupt critical business processing, but causes disruption to normal work flow.

        Support: MPOWER will provide telephone support twenty-fours (24) hours per day, Mountain Time, Monday through Friday for Severity Level 2 problems.

        Time Frame for Resolution: Service Calls will be responded to by knowledgeable MPOWER staff via telephone within the same working day, Monday through Friday, if the Service Call is received prior to 3:00 p.m. Mountain Time. Otherwise, if the Service Call is received after 3:00 p.m. Mountain Time, the call will be responded to by 10:00 a.m., Mountain Time, the next morning, except Saturdays and Sundays. MPOWER will use its best efforts to provide a resolution of the problem (permanent or temporary) within the later of three (3) business days of receipt of the Service Call; or verification by MPOWER of the problem, either through replication or receipt by MPOWER of complete documentation from Customer. needed to resolve the problem.

        C. Severity Level/ Priority: 3

        Definition: Normal response to either non-critical questions or non-critical problems. A non-critical problem is defined as a verifiable Nonconformity in the Shelf Version of the MPOWER Software (or verifiable failure of the MPOWER System hardware, if the problem arises with respect to Remote


                                     -A-3-

        Processing), that does not cause disruption to normal work flow or degrade production.

        Support: MPOWER will provide telephone support from 8:00 a.m. to 5:00 p.m. Mountain Time, Monday through Friday, for Severity Level 3 situations.

        Time Frame for Resolution: Service Calls for Severity Level 3 situations are handled differently whether the Service Call is a non-critical question or a non-critical MPOWER Software or MPOWER System problem. If a non-critical MPOWER Software or MPOWER System problem, it will be entered into the MPOWER Problem Reporting and Tracking System. MPOWER and the Customer shall jointly prioritize these non-critical problems at least weekly up to one year after first production use, and at least monthly thereafter. After prioritization, MPOWER shall produce a schedule for their resolution.

Within ten (10) working days after month-end, MPOWER will provide reports and graphs to the customer liaison (see Section 16.2) comparing Service Call performance against standards for Severity 1, 2, and 3 Service Calls -- both for the month and the year-to-date.

For two successive calendar quarters, beginning with the first calendar quarter after the initial Implementation Date, the Customer shall be entitled to unlimited Service Calls from the Customer's help desk to the Help Desk (or its "after hours" rollover to Operations). Thereafter, Service Calls to the Help Desk in excess of sixty (60) calls per calendar quarter shall be billed as Supplemental Services.

Ongoing Support: MPOWER provides ongoing support in the areas of General System Enhancements, correction of Nonconformities, and in certain specific situations, support for modifications, whether made by Customer or MPOWER:

        General System Enhancements: See Section 2.4.

        Correction of Nonconformities: See Section 2.5.

        Support for Modifications: See Sections 2.7 and 2.8(b).


                                     -A-4-

Annual Audit: Annually, beginning within thirty (30) days after the anniversary of the Effective Date, MPOWER, with Customer agreement, will audit the way the Customer is using the MPOWER Software or MPOWER System, and offer recommendations for more efficient utilization. This MPOWER audit will be performed only with the express proviso that Customer makes available to MPOWER audit team knowledgeable personnel who can fully represent Customer's use of MPOWER Software or MPOWER System.


                                     -A-5-

                                    Exhibit 2

                      LICENSE, PROCESSING AND SERVICE FEES

I. LICENSE FEES

        A. License Fees. MPOWER License Fees for the use of the MPOWER Software are broken into two(2) components: (i) Initial License Fee (ILF) and
           (ii) Maintenance Fee (MF) . These components are intended to provide Customer with initial and ongoing rights to use the Software pursuant to the terms of the License, Processing and Services Agreement.

           1. Initial License Fee: The ILF is the initial fee payable by Customer for the License to use the MPOWER Software. The ILF for Customer and Related Parties is set forth in Section B(1) below.

           2. Maintenance Fee: The MF is the fee payable by Customer for the ongoing License and support for the MPOWER Software, as described in Sections 3.4 and 3.5 of the Agreement

        B. License Fees (ILF, and MF) and Advanced Payments for
           Customer and Related Parties

           1. Initial License Fee. The initial License Fee payable by Customer for the License of the MPOWER Software for Customer and Related Parties is $[*] which will be payable by Customer in twelve (12) equal installments commencing January 2, 1998.

           2. Fee for Customer and Related Parties. Maintenance The Maintenance Fee for Customer and Related Parties will be paid by Customer in accordance with the following schedule:


* Confidential Treatment Requested

              $[*] per year paid in twelve equal monthly installments with the first payment due January 2, 1999, for the year 1999.

           3. Source Code Buyout Provisions. Customer shall have the option to buyout the rights to the MPOWER Software source code ("Source Code Buyout") upon providing MPOWER with three (3) months advance written notice, according to the following schedule:

              - up to the third anniversary of the date of this Agreement, upon the single payment to MPOWER of $[*] and any MF Prepayment owed by Customer to MPOWER pursuant to paragraph B.2 above;

              - upon or after the third anniversary of the date of this
                Agreement, upon the single payment to MPOWER of $[*]

              - upon or after the fourth anniversary of the date of this
                Agreement, upon the single payment to MPOWER of $[*]; or

              - upon or after the fifth anniversary of the date of this
                Agreement, upon the single payment to MPOWER of $[*].

           Upon the exercise of the MF Buyout, the terms of the Agreement shall remain unchanged except, (a) Customer shall have the right to modify the MPOWER Software without first obtaining the consent of MPOWER and without notifying MPOWER; (b) Customer shall no longer be entitled to future Releases or General System Enhancements, and (c) Customer shall not be entitled to the future provision of the Core Services. Any services provided by MPOWER to Customer subsequent to Customer's completion of the Source Code Buyout shall be provided


* Confidential Treatment Requested
           as Supplemental Services at MPOWER's then current rates.

V. FEES FOR SUPPLEMENTAL SERVICES

        Supplemental Services Fees, as incorporated in Work Orders, may be either fixed-price or time and materials. Time and materials will be charged at the then-current rates for such services. Current (as of January 1997 through December 1997) rates for time and materials shall be held constant by MPOWER for Customer through December 31, 1997, and are as follows:

        A. Supplemented. Services are billable at the following rate: $[*] per hour

        B. Total fees for the conversion of Customer from Remote Processing to Customer Processing shall be capped at the sum of $[*], accrued at the amount set forth above. The cap shall apply only to MPOWER services related directly to conversion services and shall not include services and products of third party contractors nor shall it include services of MPOWER related to suck third party products or contractors. The conversion period will end when Customer commences Customer Processing for any of its customers.

        C. During conversion MPOWER shall charge Customer for third party services as a direct pass through.

        D. After Conversion, the rates for outside independent contractors provided by MPOWER for Supplemental Services shall be the greater of (i.) the rates set forth above (for applicable skill sets) or (ii.) a rate to be mutually agreed upon in advance by Customer and

* Confidential Treatment Requested

           MPOWER.

VII. OTHER FEES.

        Other fees may pertain to the use by Customer of the MPOWER System for set-up, testing, training, acceptance testing or other uses not related to the production use of the MPOWER System for processing active Members of Customer or of a Related Party. Such other fees will be indicated in a Work Order and may include fees for third party consultants and vendors.

                                    Exhibit 3

                  MPOWER IDENTIFIED PARTIES FOR NON-DISCLOSURE

        In accordance with Section 15 of the Agreement, Customer may not disclose MPOWER's Confidential Information to direct competitors of MPOWER, including but not limited to, the companies listed below, including such companies' parents, subsidiaries and affiliates, and such parents' subsidiaries and-affiliates:

        Computer Science Corporation (CSC)

        Electronic Data Systems Corporation (EDS)

        ERISCO

        AMISYS Managed Care Information Systems, Inc.

        Health Systems Design, Inc. (HSD)

        Health Systems Integration, Inc. (HSII)

        GTE Health Systems

        Resource Information Management Systems (RIMS)

        HBO & Co. (HBOC)

        TXEN

        Perot Systems

        IDX

                                    Exhibit 4

                              DOCUMENTATION OUTLINE

                                [To Be Attached]

                                    Exhibit 5

                     NON-DISCLOSURE AGREEMENT ("Agreement")

This Agreement is entered into as of __________, 19__, by and between MPOWER Solutions Inc., a Delaware corporation ("MPOWER"), with its principal place of business at 2305 Renard Place, S. E., Albuquerque, New Mexico 87106 and Brokerage Services, Inc. ("Customer") with its principal place of business located at 11200 Lomas Blvd., NE, Albuquerque, NM 87112. WHEREAS, each party wishes to disclose and to receive from the other party certain proprietary information for the purpose of conveying the MPOWER software license as set forth in the Agreement.

WHEREAS, the parties wish to protect certain confidential and proprietary information which may be disclosed between them, and for and in consideration of the disclosures made and to be made hereunder, the parties agree as follows:

1. For purposes of this Agreement, "Owner" means the party disclosing Trade Secrets and Confidential Information hereunder, whether such party is MPOWER or Customer, and "Recipient" means the party receiving any Trade Secrets or Confidential Information hereunder, whether MPOWER or the Customer.

2. Recipient acknowledges and agrees that Owner claims that the Trade Secrets and the Confidential Information of Owner are the sole and exclusive property of Owner (or a third party providing such information to Owner) and that Owner owns all worldwide copyrights, trade secret rights, confidential information rights and all other property rights therein.

3. Recipient acknowledges and agrees that disclosures of the Trade Secrets and the other Confidential Information of Owner to Recipient does not confer upon Recipient any license, interest or rights of any kind in and to the Trade Secrets and Confidential Information.

4. Recipient will hold in confidence and, without the prior written consent of Owner, will not reproduce, distribute transmit, reverse engineer, decompile, disassemble or transfer, directly or indirectly, in any form, by any means, or for any purpose, the Trade Secrets or the Confidential Information of Owner or any portion thereof communicated, discussed, delivered or made available by Owner to or received by Recipient. Notwithstanding the foregoing, Recipient may only disclose the Trade Secrets and Confidential Information to its employees with a need to know such information, provided each such employee shall be obligated in writing to comply with the terms and conditions of this Agreement. Recipient will not use the Trade Secrets or the Confidential Information of Owner or any portion thereof communicated, discussed, delivered or made available by Owner to or received by Recipient with our the prior written consent of Owner.

5. Recipient acknowledges that its obligations under this Agreement with regard to the Trade Secrets of Owner shall remain in effect for as long as such information shall remain a Trade Secret under applicable law. Recipient acknowledges that its obligations with regard to the Confidential Information of Owner shall remain in effect for one (1) year after its disclosure under this Agreement. The foregoing shall not apply if and to the extent that information shall not be deemed proprietary and each part shall have no obligation with respect to any information which:

        (i.) is or falls into the public domain through no wrongful act of the receiving party;

        (ii.) is rightfully received from a third party without restriction and without breach of this Agreement;

        (iii.) is approved for release by written authorization of the disclosing party;

        (iv.) is disclosed pursuant to the requirement of a governmental agency or operation of law; or

        (v.) has been previously and independently developed by the receiving party.

6. Recipient agrees to. return to Owner, upon request by Owner, the Trade Secrets and Confidential Information of Owner and all materials relating thereto, disclosed by Owner to Recipient.

7. As used herein, "Trade Secrets" means information, including, but not limited to, technical or non-technical data, formulas, patterns, compilations, programs, devices, methods, techniques, drawings, processes, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, computer source code and related documentation, which: (a) derives economic value, actual or potential, for its Owners, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and (b) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. "Confidential Information" means information, other than "Trade Secrets", that is of value to its Owner and is treated as confidential, including, but not limited to, licensing strategies, advertising campaigns, information regarding executives and employees, the terms and conditions of this Agreement, any information designated by Owner as Confidential Information, and any data or information defined herein as a Trade Secret, but which is determined by a court of competent jurisdiction not to rise to be a trade secret under applicable law.

8. Recipient shall use its reasonable efforts to cooperate with Owner in identifying and preventing unauthorized use, copying, or disclosure of the Owner's Trade Secrets and Confidential Information.

9. Recipient shall indemnify and hold harmless Owner and its officers and employees from and against any and all damages losses, liabilities, costs and expenses (including reasonable legal fees) arising in any way out of use not in compliance with this Agreement or of any breach of the confidentiality obligations hereunder by Recipient or its employees.

10. Each party hereto agrees that during the term of this Agreement and for a period of one (1) year following termination or expiration of this Agreement for any reason, neither party will solicit for employment, attempt to employ or affirmatively assist any other person, entity or enterprise in employing or soliciting for employment any person employed or hired by the other part.

11. If any provision or any part of any provision of the Agreement shall not be valid for any reason, such provision shall be entirely severable from, and shall have no effect upon, the remainder of this Agreement. Any such invalid provision shall be subject to partial enforcement to the extent necessary to protect the interests of the parties.

12. This Agreement shall inure to the benefit of, and be binding upon, any successor in interest of the parties.

13. The intent of this Agreement is to provide the parties with all remedies afforded to them under applicable law. Each party acknowledges and agrees to the other party that monetary damages may be inadequate to compensate Owner for any breach under this Agreement. Accordingly, Recipient agrees that Owner will, in addition to any other remedies available to it at law or equity, be entitled in injunctive relief to enforce the terms of this Agreement.

14. This Agreement together with Exhibits hereto, if any, constitutes the entire agreement of the parties with respect to the subject matter hereof, and supersedes any prior agreements or understandings, whether oral or written, between the parties with respect to such subject matter. No amendment or waiver of this Agreement or any provision hereof shall be effective unless in a writing signed by both of the parties.

15. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of New Mexico, without giving effect to its conflict of laws.

N WITNESS WHEREOF, the parties by their duly authorized representatives have caused this Agreement to be executed as of the date first written above.


MPOWER Solutions Inc.                       Customer

By:                                         By:
   --------------------------------            --------------------------------
       (Authorized Signature)                        (Authorized Signature)

Title:                                      Title:
      -----------------------------               -----------------------------

Date:                                       Date:
     ------------------------------              ------------------------------


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